UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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MB Financial, Inc.
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800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

April 2, 2018

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MB Financial, Inc. (the “Company”), I cordially invite you to attend the Company’s Annual Meeting of Stockholders.  The meeting will be held at 8:30 a.m., local time, on Wednesday, May 16, 2018 at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois.

At the meeting, stockholders will vote on (i) the election of eleven directors of the Company, (ii) an advisory (non-binding) vote on executive compensation, (iii) an advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one year, every two years, or every three years, and (iv) the ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.  The Board of Directors recommends that you vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation, for a frequency of ONE YEAR (meaning every year) on whether an advisory vote on executive compensation should be held every one year, every two years, or every three years, and FOR the ratification of the appointment of RSM US LLP.

This year we are again using a Securities and Exchange Commission rule to furnish our proxy statement, 2017 Annual Report on Form 10-K and proxy card over the internet to stockholders.  This means that most stockholders will not receive paper copies of these documents.  Instead, these stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you received only the notice and would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.

I encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then vote by submitting your proxy as promptly as possible.  Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Thank you for your attention to this important matter.

Very truly yours,
 Mitchell Feiger
President and Chief Executive Officer

800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 16, 2018

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of MB Financial, Inc. (the “Company”) will be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, May 16, 2018.

The Meeting is for the purpose of considering and acting upon:

1.	the election of eleven directors of the Company;

2.	an advisory (non-binding) vote on executive compensation;

3.	an advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one year, every two years, or every three years;

4.	the ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018; and

5.	such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

The Board of Directors is not aware of any other business to properly come before the Meeting.  The Board of Directors recommends a vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation, for a frequency of ONE YEAR (meaning every year) on whether an advisory vote on executive compensation should be held every one year, every two years, or every three years, and FOR the ratification of the appointment of RSM US LLP.

Stockholders of record at the close of business on March 15, 2018 are the stockholders entitled to vote at the Meeting and any adjournments or postponements of the Meeting.  Stockholders may vote in person at the Meeting or by proxy.  Note, however, that if you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the Meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.  The Company reserves the right to limit admission to the Meeting to stockholders of record and persons holding shares in street name who provide appropriate documentation of beneficial ownership, such as a recent brokerage account statement.

By Order of the Board of Directors

Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 2, 2018

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.

PROXY STATEMENT

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
_____________________

ANNUAL MEETING OF STOCKHOLDERS
May 16, 2018

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of MB Financial, Inc., a Maryland corporation (the “Company,” “MB Financial,” “we,” “us,” “our”), of proxies to be used at our Annual Meeting of Stockholders (the “Meeting”), to be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, May 16, 2018, and all adjournments and postponements of the Meeting.

The accompanying Notice of Annual Meeting and proxy and this Proxy Statement are first being made available to stockholders on or about April 2, 2018.

At the Meeting, our stockholders will be asked to consider and vote upon (i) the election of eleven directors of the Company, each for a one-year term, (ii) an advisory (non-binding) vote on executive compensation, (iii) an advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one year, every two years, or every three years, and (iv) the ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.

Certain information in this Proxy Statement relates to our bank subsidiary, MB Financial Bank, National Association (the “Bank”).

We have decided again to use the Notice and Access rule adopted by the Securities and Exchange Commission (which we sometimes refer to in this Proxy Statement as the “SEC”) to provide access to our proxy materials over the internet instead of mailing a printed copy of the proxy materials to each stockholder. As a result, on or about April 2, 2018, we will mail to most stockholders only a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet.  If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

Vote Required and Proxy Information

All shares of the Company's common stock, par value $0.01 per share (“Common Stock”) represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions on such proxies.  If no instructions are indicated, properly executed proxies will be voted for the election of the nominees named in this Proxy Statement, for the advisory vote on executive compensation, for a frequency of one year (meaning every year) on whether an advisory vote on whether an advisory vote on executive compensation should be held every one year, every two years, or every three years, and for the ratification of the appointment of RSM US LLP.  If any other matters properly come before the Meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.  We are not aware of any other matters to properly come before the Meeting.

The Company’s by-laws provide that in an uncontested election of directors, directors will be elected by a majority of the votes cast with respect to each director.  This means that the number of votes cast “FOR” the election of a nominee must exceed the number of votes cast “AGAINST” that nominee in order for that nominee to be elected.  Only “FOR” or “AGAINST” votes are counted as votes cast with respect to a director nominee.  Abstentions and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  In a contested election, which is one where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.  The election of directors at the Meeting will not be a contested election.  Therefore, directors will be elected at the Meeting under the majority voting standard described above.

Our corporate governance principles provide that in order for an incumbent director to be nominated for re-election at an annual meeting of stockholders, he or she must, prior to the filing with the Securities and Exchange Commission of the Company’s definitive proxy statement for that meeting, tender his or her irrevocable resignation to the Chairman of the Nominating and Corporate Governance Committee of the Company’s Board of Directors, which resignation will take effect only upon (i) his or her failure to receive the required vote in an uncontested election at the meeting and (ii) the Board’s acceptance of such resignation.  Our corporate governance principles further provide that if a nominee for re-election fails to receive the required vote, the Nominating and Corporate Governance Committee must consider the director’s previously submitted irrevocable resignation and make a recommendation to the Board of Directors on whether to accept or reject such resignation.  The Board of Directors must act on the resignation within 90 days following the date of the final certification of the stockholder vote pertaining to the election, and the Company will promptly thereafter disclose the Board’s decision on whether to accept or reject the resignation and the reasons for the Board’s decision.

The advisory vote on executive compensation, advisory vote on whether an advisory vote on executive compensation should be held every one year, every two years, or every three years, and the ratification of the appointment of RSM US LLP each requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will not be counted as votes cast on these matters.

The holders of a majority of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting.  Abstentions and broker non-votes will be treated as shares present for quorum purposes.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).  Any written notice revoking a proxy should be delivered to Doria Koros, Vice President and Corporate Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  If your shares are held in “street name” through a bank, broker or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.  Your bank, broker or other nominee is prohibited from voting your shares on any matter unless you provide instructions to the bank, broker or nominee on how to vote your shares.  You are encouraged to provide such instructions so that your shares will be voted on the other matters. If you hold Common Stock through the Company's 401(k) profit sharing plan, you are entitled to instruct the plan trustee on how to vote the shares allocated to your plan account. Plan shares for which voting instructions are not received, or are not timely received, by the plan trustee will be voted in the same proportion as the shares for which timely voting instructions are received by the plan trustee. Refer to the voting instructions form for your plan shares for additional information, including the deadline for submitting your voting instructions.

Voting Securities and Certain Holders Thereof

Only stockholders of record as of the close of business on March 15, 2018 will be entitled to notice of and to vote at the Meeting.  Each stockholder is entitled to one vote for each share of Common Stock held as of the record date, provided, however, that pursuant to Section F of Article 5 of the Company’s charter, no stockholder who beneficially owns more than 14.9% of the shares of Common Stock outstanding as of that date may vote shares in excess of this limit.  As of that date, 84,262,231 shares of Common Stock were issued and outstanding.  We have no other securities outstanding whose holders are entitled to vote at the Meeting.

The following table sets forth, as of March 15, 2018, certain information as to the beneficial ownership of Common Stock by:  (i) those persons or entities known by us to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for election as director; (iii) each named executive officer, as defined below under “Executive Compensation – Compensation Discussion and Analysis;” and (iv) all directors and executive officers as a group.  Except as indicated otherwise, the address for each person listed below is: c/o MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  An asterisk denotes beneficial ownership of less than one percent.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
BlackRock, Inc.	8,837,206	(2)	10.49
55 East 52nd Street
New York, NY 10055

The Vanguard Group	6,807,448	(3)	8.08
100 Vanguard Blvd.
Malvern, PA 19355

Wellington Management Group LLP et al.	6,707,429	(4)	7.96
280 Congress Street
Boston, MA 02210

Dimensional Fund Advisors LP	4,786,350	(5)	5.68
Building One
6300 Bee Cave Road
Austin, TX 78746

State Street Corporation	4,193,406	(6)	4.98
State Street Financial Center
One Lincoln Street
Boston, MA 02111

David P. Bolger	114,081		*
Director

Randall T. Conte	65,027		*
Vice President and Chief Financial Officer of the Company; Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Bank

C. Bryan Daniels	130,296		*
Director

Mitchell Feiger	647,515		*
Director, President and Chief Executive Officer of the Company

Sunil Garg	674		*
Director

Charles J. Gries	75,176		*
Director

James N. Hallene	66,504		*
Vice Chairman

Thomas H. Harvey	122,188	(7)	*
Chairman of the Board

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Richard J. Holmstrom	260,521	*
Director

Mark A. Heckler	70,326	*
Executive Vice President, Commercial Banking of the Bank

Mark A. Hoppe	306,113	*
Director of the Company and Co-Chairman, President, and
Chief Executive Officer of the Bank

Karen J. May	52,206	*
Director

Ronald D. Santo	65,334	*
Director of the Company; Co-Chairman of the Bank

Renee Togher	30,313	*
Director

Jill E. York	100,930	*
Vice President of the Company; Executive Vice President, Specialty Banking and
Mergers and Acquisitions of the Bank

Directors and executive officers as a group (17 persons)	2,279,771	2.69

________

(1)
With respect to the directors and executive officers, includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers.  Also reflects the holdings of shares by certain of the executive officers through their accounts under our 401(k) profit sharing plan and the holdings by directors and executive officers through our stock deferred compensation plan.  In addition, includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 15, 2018, as follows:  Mr. Bolger – 71,626 shares; Mr. Conte – 5,917 shares; Mr. Feiger – 207,151 shares; Mr. Hallene – 40,781 shares; Mr. Heckler – 26,112 shares; Mr. Holmstrom – 13,514 shares; Mr. Hoppe – 16,717 shares; Ms. May – 19,640 shares; Ms. Togher – 9,615 shares; Ms. York – 27,547 shares; and all directors and executive officers as a group – 501,978 shares.  Also includes 7,361 shares underlying director stock units held by Mr. Gries.

(2)
As reported by BlackRock, Inc. (“BlackRock”) in a Schedule 13G amendment filed with the SEC on January 19, 2018.  BlackRock reported having sole voting power over 8,671,674 shares and sole dispositive power over all 8,837,206 shares.

(3)
As reported by The Vanguard Group (“Vanguard”) in a Schedule 13G amendment filed with the SEC on February 9, 2018.  Vanguard reported having sole voting power over 94,744 shares, shared voting power over 8,228 shares, sole dispositive power over 6,710,854 shares and shared dispositive power over 96,594 shares.

(4)
As reported by Wellington Management Group, LLP (“Wellington Management Group”), Wellington Group Holdings LLP (“Wellington Group Holdings”), Wellington Investment Advisors Holdings LLP (“Wellington Investment Advisors Holdings”) and Wellington Management Company LLP (“Wellington Management Company”) in a Schedule 13G amendment filed with the SEC on February 8, 2018.  Each of Wellington Management Group, Wellington Group Holdings and Wellington Investment Advisors Holdings reported having shared voting power over 5,525,913 shares and shared dispositive power over 6,707,429 shares and Wellington Management Company reported having shared voting power over 5,325,380 shares and shared dispositive power over 6,299,758 shares.

(5)
As reported by Dimensional Fund Advisors LP (“Dimensional”) in a Schedule 13G amendment filed with the SEC on February 9, 2018.  Dimensional reported having sole voting power over 4,668,136 shares and sole dispositive power over all 4,786,350 shares.

(6)
As reported by State Street Corporation (“State Street”) in a Schedule 13G filed with the SEC on February 14, 2018.  State Street reported having shared voting and dispositive power over all 4,193,406 shares.

(7)	Includes 88,229 shares held with the Bank’s trust department which are pledged to secure a line of credit.

PROPOSAL I.  ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of twelve members, but will be reduced to eleven members as of the time of the Meeting as a result of the retirement of Director Ronald D. Santo from the Company's Board of Directors. Mr. Santo's term as a Company director will expire at the time of the Meeting, and he is not permitted to be re-nominated due to the mandatory director retirement provision of the Company's by-laws. Mr. Santo will continue to be co-Chairman of the Bank. The Board of Directors, acting on the recommendation of the Board's Nominating and Corporate Governance Committee, has approved the director nominees identified in the table below, each for a one-year term.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, may approve.  At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.

Name	Age	Position(s) Held in the Company	Director Since (1)
David P. Bolger	61	Director	2004
C. Bryan Daniels	59	Director	2014
Mitchell Feiger	59	Director and President and Chief Executive Officer of the Company	1992
Sunil Garg	51	Director	2016
Charles J. Gries	72	Director	2006
James N. Hallene	57	Vice Chairman	2000
Thomas H. Harvey	57	Chairman of the Board	1995
Richard J. Holmstrom	60	Director	1998
Mark A. Hoppe	64	Director and Co-Chairman, President, and Chief Executive Officer of the Bank	2017
Karen J. May	60	Director	2004
Renee Togher	55	Director	2011
__________

(1)
Includes service with the Company’s predecessors prior to the November 6, 2001 merger of equals (the “MB-MidCity Merger”) between MB Financial, Inc., a Delaware corporation ("Old MB Financial") and MidCity Financial Corporation, a Delaware corporation (“MidCity Financial”), which resulted in the Company in its present legal form.

The business experience for at least the past five years of each nominee and standing member of the Board of Directors is set forth below.

David P. Bolger. Mr. Bolger was most recently the Chief Operating Officer of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic Games to Chicago.  Prior to assuming that role, he was Executive Vice President and Chief Financial Officer of Aon Corporation, the world’s largest insurance and reinsurance intermediary, a position held since early 2003.  Prior to joining Aon, Mr. Bolger worked for 21 years at Bank One Corporation and its predecessor companies, serving in various roles including President of American National Bank & Trust Company of Chicago.  Since January 2012, Mr. Bolger has served as a director and chairman of the audit committee of Chicago-based Ryan Specialty Group, LLC, a global organization which seeks to provide wholesale brokerage, underwriting managers and other specialty insurance services.  Mr. Bolger serves as a director of the Lincoln Park Zoo, the Chicago History Museum, World Sport Chicago, and Merit School of Music, all non-profit entities based in Chicago.  Mr. Bolger has extensive experience in commercial banking and financial reporting.  In addition, his experience as Chief Operating Officer of Chicago 2016 enhanced his organizational and leadership skills and strengthened his many ties to the Chicago community.  Mr. Bolger is Chairman of the Board’s Enterprise Risk Committee.

C. Bryan Daniels. Mr. Daniels is the co-founder and principal of all Prairie Capital funds: Mezzanine (I) and Funds II-VI. Prairie Capital is a Chicago-based private equity firm focused on the lower-end of the middle market. Mr. Daniels also serves on the boards of Accelerated Academies, Education Incites, Chicago Deferred Exchange Company, ProVest Holdings, LLC, R3 Education, Inc., Right at School, and Tower Engineering Professionals, LLC. Mr. Daniels is a member of the board of advisors of Siena Capital Partners. He is on the Investment Committee Advisory Board of Community BanCorp and is a member of the visiting committee of the Physical Science Department of the University of Chicago. From March 2009 until its merger into the Company on August 18, 2014 (the “MB-Taylor Capital Merger”), Mr. Daniels served as a director of Taylor Capital Group, Inc. (“Taylor Capital”) and its subsidiary bank, Cole Taylor Bank. Mr. Daniels became a director of the Company upon completion of the Company's MB-Taylor Capital Merger. Mr. Daniels brings to the Board a strong investment background and extensive business experience across a variety of industries. Mr. Daniels is Chairman of the Board's Technology Committee.

Mitchell Feiger. Mr. Feiger is President and Chief Executive Officer of the Company, positions he held with Old MB Financial from February 1999 until completion of the MB-MidCity Merger.  Mr. Feiger also serves as a director of the Bank and was President and Chief Executive Officer of the Bank from September 2010 until August 2014.  Mr. Feiger began his career with Touche Ross & Company in 1982, and in 1984 joined Affiliated Banc Group, a bank holding company which was sold in 1987, where he worked in various capacities until eventually becoming Executive Vice President.  Mr. Feiger served as President and a director of Coal City Corporation from 1992 until the completion of the merger of Coal City Corporation into Avondale Financial Corp. (renamed MB Financial, Inc.) in February 1999.  He also served as Chief Executive Officer of Coal City Corporation from October 1998 until completion of that merger.  Mr. Feiger served as a director of Calamos Asset Management, Inc. from 2007 to 2012.  He also serves as a director and Chairman of the Board of Community Investment Corporation, a nonprofit community development financial institution focused on financing affordable rental housing in the Chicago area.  Mr. Feiger has more than 30 years of experience in the banking industry, and has served as Chief Executive Officer of the Company or one of its predecessors for more than 15 years.  Mr. Feiger brings to the Board extensive industry experience, invaluable knowledge of all aspects of the Company’s business and operations, strong leadership and organizational skills and deep ties to the Chicago area and its local business community.

Sunil Garg. Mr. Garg is the Global Managing Director at Uptake, LLC (“Uptake”). He joined Uptake in 2015, the leading insights-as-a-service software company to major industry, to lead their global energy practice. Prior to Uptake, Mr. Garg spent 13 years at Exelon Corporation, serving on the Executive Committee and holding numerous senior executive positions, including Chief Information and Innovation Officer and President of Exelon Power. Mr. Garg began his career in public policy, having been a research associate at Chapin Hall Center for Children and then serving as both an Assistant to Chicago Mayor Daley and a White House Fellow under President Clinton. He currently sits on the boards of Project&, the Invisible Institute, the Board of Atomic Scientists and Chapin Hall. Mr. Garg earned a M.B.A. and a B.A. at the University of Chicago, and a M.P.P. from Harvard's Kennedy School of Government. Mr. Garg's background and experience in the information technology field and disruptive technologies make him a valuable addition to the Board.

Charles J. Gries.  Mr. Gries founded Charles J. Gries & Company, LLP, the predecessor firm to CJG Partners LLP, a public accounting firm, in 1983 and recently retired from his equity position with the firm. He continues to work with the firm in assisting clients in mergers, acquisitions and consulting.  From 1968 to 1983, Mr. Gries served in various capacities in a regional and national CPA firm through the partner level.  Prior to its acquisition by the Company on August 25, 2006, Mr. Gries served as a director of Oak Brook Bank since 1981, and as a director of First Oak Brook Bancshares, Inc. (“First Oak Brook”) since 2002. Mr. Gries became a director of the Company upon completion of the Company’s acquisition of First Oak Brook.  With more than 40 years of experience in public accounting and more than 35 years of experience serving as a bank director, Mr. Gries has in-depth knowledge of accounting and auditing matters affecting financial institutions and is a particularly valuable resource to the Company’s financial management.  Mr. Gries is Chairman of the Board’s Audit Committee.

Article II, Section 10 of the Company’s by-laws provides generally that no person 72 years of age or older may be elected, re-elected, appointed or re-appointed to the Board of Directors, and that no director who has attained age 72 may continue to serve as a director beyond the annual meeting of stockholders at which his term as a director expires. Article II, Section 10 gives the Board of Directors discretion to exempt any person under age 75 from mandatory retirement as a director if the Board of Directors determines that such exemption would be in the best interests of the Company. The Board of Directors determined that it would be in the best interests of the Company to exempt Mr. Gries, who is currently age 72, from mandatory retirement as a director of the Company to permit him to stand for election at the Meeting. In making this determination, the Board of Directors considered Mr. Gries’ extensive knowledge and experience described above as well as his continuance in the important role as Chairman of the Audit Committee.

James N. Hallene.  Mr. Hallene founded Capital Concepts, LLC, a Chicago-based private equity investment firm, in 1998 and currently serves as its principal.  He is also a founding partner with CapX Partners, an equipment leasing fund and a licensee of the Small Business Administration’s Small Business Investment Company Program.  Before Capital Concepts, Mr. Hallene co-founded and later sold the data-consolidation company, MaxMiles.  For 15 years, Mr. Hallene was employed at American National Bank, a subsidiary of Bank One Corporation, where he oversaw credit, cash management and technology-business units during his tenure.  Mr. Hallene serves on the boards of KeHE Distributors, HallStar Company, VSA Partners, and Resource Land Fund.  Through his prior work in the banking industry and current investment firm positions, Mr. Hallene brings to the Board a diverse array of business experiences and extensive knowledge of corporate governance matters.  Mr. Hallene is Chairman of the Board’s Nominating and Corporate Governance Committee.

Thomas H. Harvey.  Mr. Harvey was appointed Chairman of the Board of Directors of the Company effective December 31, 2006. Mr. Harvey is the Chief Executive Officer of Energy Innovation: Policy and Technology LLC, an energy and environmental policy firm located in San Francisco. He also runs an energy technology investment firm and serves on the Board of Directors of Achates Power Inc. From 2007 through 2011, Mr. Harvey was the Founder and CEO of the ClimateWorks Foundation, the world’s largest philanthropic program dedicated to achieving low-carbon economic prosperity. From January 2002 to April 2008, Mr. Harvey served as the Environment Program Director of the William and Flora Hewlett Foundation. From January 1991 to January 2002, Mr. Harvey served as President of Energy Foundation. Mr. Harvey’s executive positions with multiple foundations and other organizations provide him with strong organizational and leadership skills, which make him particularly well-suited to serve as Chairman of the Board and as Chairman of the Board’s Executive Committee. Mr. Harvey also has gained extensive investment experience through his management of the investment portfolio for a foundation and as the manager of multiple financial trusts.  Mr. Harvey holds undergraduate and graduate degrees in engineering from Stanford University, with a focus on large systems management.

Richard J. Holmstrom.  Mr. Holmstrom is Vice Chairman of Menlo Equities LLC, a real estate investment and development company headquartered in Menlo Park, California. Prior to co-founding Menlo Equities, Mr. Holmstrom was a partner at the Shidler Group, a private real estate investment company with offices across the United States. Mr. Holmstrom is a member and past president of the Silicon Valley Chapter of the National Association of Industrial and Office Properties. He was a co-founder of New Resource Bank based in San Francisco, California. Mr. Holmstrom is a member of the Executive Committee of the Fisher Center for Real Estate and Urban Economics. Other outside board experience includes serving as a trustee of the Stanford Alumni Association and as a member of the Advisory Board of the UC Berkeley Haas School of Business. Mr. Holmstrom brings to the Board extensive knowledge and experience in commercial real estate matters, which is one of the Company’s primary lending areas. The diversity of his other board experiences provides him with a unique perspective in addressing matters before the Board.

Mark A. Hoppe. Mr. Hoppe is President and Chief Executive Officer of MB Financial Bank, N.A. Mr. Hoppe is also Co-Chairman of the Board of the Bank. From March 2010 until the MB-Taylor Capital Merger, Mr. Hoppe was Chief Executive Officer of Taylor Capital.  He also served as President and a director of Taylor Capital and as President, Chief Executive Officer and a director of Cole Taylor Bank from February 2008 until the MB-Taylor Capital Merger.  Prior to joining Taylor Capital, Mr. Hoppe served in a variety of management positions with LaSalle Bank, N.A., a bank headquartered in Chicago, Illinois, including Executive Vice President from 1994 to 2001.  He also served as an Executive Vice President of LaSalle Bank Midwest, N.A., a wholly-owned subsidiary bank of LaSalle Bank headquartered in Troy, Michigan, from 2001 to 2005, and as its Chief Executive Officer from 2005 to 2007.  Mr. Hoppe serves on the Board of Directors for Ann & Robert H. Lurie Children’s Hospital of Chicago and on the Board of Advisors and Executive Committee for Catholic Charities of the Archdiocese of Chicago. He is a member of the Board of Trustees and Finance Committee of Window to the World Communications, Inc. (“WTTW/WFMT”), the President’s Council for Heartland Alliance, Executive Committee Member of DePaul University’s Center for Financial Services, and the American Cancer Society’s CEOs Against Cancer.  Mr. Hoppe, who was appointed as a director of the Company in 2017, brings to the Board over 40 years of experience working in the banking industry and deep connections to the local communities in which the Company operates.

Karen J. May.  Ms. May is Executive Vice President, Global Human Resources of Mondelez International, Inc. (formerly Kraft Foods, Inc.).  She joined Kraft Foods in October 2005 as the Executive Vice President, Global Human Resources of Kraft Foods, Inc.  Prior to that, Ms. May was Corporate Vice President, Human Resources, of Baxter International, Inc. and served in that capacity beginning in February 2001.  Ms. May joined Baxter in 1990 as Director, Corporate Audit.  Ms. May held various positions including Vice President/Controller of the U.S. Distribution Business and Vice President of International Finance.  In 1998, Ms. May was named Vice President of Global Planning and Staffing.  In 2000, Ms. May’s responsibilities expanded to include all global human resource functions including compensation, benefits, employee relations, development and employee services.  Prior to joining Baxter, Ms. May worked at PriceWaterhouseCoopers in the Atlanta, Chicago and New York offices. Ms. May is also a member of the Board of Directors of Ace Hardware Corporation. She joined the Ace Hardware Board in 2017 and is Chairman of its Audit Committee and is also a member of its Compensation Committee.  With her initial career background in financial and accounting-related matters and more recent positions as a senior executive in charge of human resources for two large, publicly held companies, Ms. May brings a wealth of knowledge and experience in multiple areas of critical importance to the Board, especially with regard to compensation matters.  Ms. May is Chair of the Board’s Organization and Compensation Committee.

Renee Togher.  Ms. Togher was appointed as a director of the Company in August 2011.  Ms. Togher is President and a director of Chicago-based Azteca Foods, Inc., a family-owned, leading manufacturer of tortilla products.  Ms. Togher also serves on the boards of Illinois Manufacturer’s Association, the advisory board of Homerun Inn Pizza and is a trustee of DePaul University. She is a past director of Greater Chicago Food Depository and Access Living, Chicago, National Museum of Mexican Art, ADL, Inc. and Mercy Hospital.  Ms. Togher earned her Bachelor’s degree in Business Administration from the University of Illinois, Urbana-Champaign. She completed the Loyola University Family Business Next Generation Leadership Institute Program.  As President of a middle market company in the Chicago area and her strong ties to the Chicago community, Ms. Togher brings to the Board business operating experience and first-hand knowledge of local market conditions, which make her a valuable member of the Company’s board.

Executive Officers Who Are Not Also Directors

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.

Rosemarie Bouman.  Ms. Bouman, age 61, is Vice President of the Company and Executive Vice President, Administration and a director of the Bank.  Ms. Bouman served in a variety of capacities for First Oak Brook and its subsidiary bank, Oak Brook Bank, from 1983 until our acquisition of First Oak Brook and Oak Brook Bank on August 25, 2006.  Her most recent positions were as Executive Vice President, Chief Operating Officer and Chief Financial Officer of First Oak Brook and as Senior Executive Vice President of Oak Brook Bank. Ms. Bouman previously served as an auditor with Arthur Andersen & Co. from 1979 to 1983.

Randall T. Conte.  Mr. Conte, age 57, is Vice President and Chief Financial Officer of the Company and of the Bank (since April 30, 2016) and Executive Vice President, Chief Operating Officer of the Bank. Mr. Conte is also a director of the Bank. Prior to the MB-Taylor Capital Merger, Mr. Conte was Chief Financial Officer of Taylor Capital and Chief Financial Officer and Chief Operating Officer of Cole Taylor Bank. In addition, he oversaw the Retail Banking Group at Cole Taylor Bank.  Mr. Conte joined Cole Taylor Bank in 2008 from LaSalle Bank Corporation, where he last served as Executive Vice President and head of operations for LaSalle Bank’s retail, consumer and business banking businesses.  Prior to that, he served as Chief Operations Officer for ABN Amro’s Mortgage Group and as Corporate Controller for LaSalle Bank Corporation.  He was also a line of business Chief Financial Officer for ABN Amro Services Company.  Before his tenure at ABN Amro / LaSalle, Mr. Conte held senior management positions at SBC Warburg (now UBS) and Arthur Andersen.

Mark A. Heckler.  Mr. Heckler, age 54, is Executive Vice President, Commercial Banking of the Bank. From April 2013 to March 2016, he served as Executive Vice President, Commercial Banking and Wealth Management of the Bank. Mr. Heckler is also a director of the Bank. Prior to April 2013, Mr. Heckler was responsible for the Risk Management area of the Bank. Prior to joining the Bank in 2002, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1985. Mr. Heckler also served as Chairman of the Board of Norwood Life Care, a not-for-profit senior living facility in Chicago. He is also an Advisory Board member of Delta Dental of Illinois Foundation (DDILF).  DDILF is the 501(c)(3) charitable arm of Delta Dental of Illinois and works to support and improve the oral health of people in Illinois, with a specific focus on children. Mr. Heckler is a member of the Board of Trustees of Adler University.

Brian J. Wildman.  Mr. Wildman, age 55, is Executive Vice President, Consumer Banking. From April 2013 to March 2016, he served as Executive Vice President, Risk Management and Chief Risk Officer of the Bank. Mr. Wildman is also a director of the Bank. Prior to April 2013, Mr. Wildman was responsible for the Bank's Wealth Management and Commercial Services groups.  Prior to joining the Bank in 2003, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1988.  Mr. Wildman is a member of the Board of Trustees of Missionary Furlough Homes, Inc. and a member of the Board of Trustees of Innovator ETFs Trust.

Jill E. York.  Ms. York, age 54, is Vice President of the Company and Executive Vice President, Specialty Banking and Mergers and Acquisitions of the Bank. Prior to April 30, 2016, she served as Chief Financial Officer of the Company and Executive Vice President, Chief Financial Officer of the Bank. Ms. York is also a director of the Bank.  Prior to the MB-MidCity Merger, she served as Vice President and Chief Financial Officer of Old MB Financial since joining the Company in August 2000 and also served as Senior Vice President, Chief Financial Officer and a director of Manufacturers Bank, Old MB Financial's subsidiary bank.  Ms. York previously served as a partner with the public accounting firm of McGladrey and Pullen LLP.  She was in public accounting for 15 years and is a member of the Illinois CPA Society. Ms. York is a member of the Board of Trustees of Illinois Wesleyan University and Chairs its Audit Committee.

Director Independence

Our Board of Directors has determined that Directors Bolger, Daniels, Garg, Gries, Hallene, Harvey, Holmstrom, May, Santo, and Togher are “independent directors,” as that term is defined in Rule 5605 of the Listing Rules of the NASDAQ Stock Market. In making this determination, the Board considered the transactions disclosed with respect to Messrs. Daniels and Santo under “Certain Transactions.” The Board also considered various ordinary course lending or leasing relationships that exist between the Company and each of Directors Daniels, Gries, Hallene and Harvey or entities with which they are affiliated.

Board Leadership Structure and Board’s Role in Risk Oversight

Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by two persons, with Mr. Harvey serving as Chairman and Mr. Feiger serving as Chief Executive Officer.  The Board has determined that the separation of these two positions enhances Board independence and oversight.  Moreover, the separation of these positions allows Mr. Feiger to better focus on his primary responsibilities of overseeing the implementation of the Company’s strategic plans and daily consolidated operations, while allowing Mr. Harvey, who is an independent director, to lead the Board in its fundamental role of oversight of management.

Role in Risk Oversight.  Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success.  We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, compliance/legal risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board has ultimate responsibility for the oversight of risk management.  The Board believes that risk management, including setting appropriate risk appetites, risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of the Company.  Consequently, the Board reviews and monitors risks while overseeing and assessing the Company’s various business units.  Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board integrated the oversight of certain risk areas with the Board’s Enterprise Risk, Audit, Organization and Compensation and Technology Committees.  The Board’s Enterprise Risk Committee works with management in connection with its efforts to manage the Company’s overall risk profile, including credit, interest rate, liquidity, operational, reputation, strategic and compliance/legal risks.  This Committee also advises management on optimizing the risk/return profile of the Company’s consolidated loan portfolio (including other real estate owned).  In addition, the Audit Committee oversees the Company’s internal control, financial reporting and compliance, the Organization and Compensation Committee oversees the compensation and incentive programs and the Technology Committee assists the Board and the other committees of the Board with information technology risk-related issues.  These committees regularly provide reports of their activities and recommendations to the full Board.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has standing Executive, Audit, Organization and Compensation, Enterprise Risk, Nominating and Corporate Governance, and Technology Committees.  During the year ended December 31, 2017, the Company’s Board of Directors met nine times.  During 2017, no director of the Company attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she was a member held during the period in which he or she served.

The table below shows current membership for each of the standing Board committees:

Executive Committee	Audit Committee	Organization and Compensation Committee

Thomas H. Harvey(1)	Charles J. Gries(1)	Karen J. May(1)
Mitchell Feiger	David P. Bolger	James N. Hallene
James N. Hallene	Richard J. Holmstrom	Richard J. Holmstrom
Richard J. Holmstrom	Renee Togher	Renee Togher

Enterprise Risk Committee	Nominating and Corporate Governance Committee	Technology Committee
David P. Bolger(1)	James N. Hallene(1)	C. Bryan Daniels (1)
C. Bryan Daniels	Thomas H. Harvey	Sunil Garg
James N. Hallene	David P. Bolger	James N. Hallene
Ronald D. Santo(2)		Thomas H. Harvey
Charles J. Gries

(1) Committee Chair
(2) Retiring as a director of the Company as of the time of the Meeting pursuant to the mandatory director retirement provision of the Company's by-laws.

Executive Committee

The Company’s Executive Committee generally may exercise the powers of the full Board of Directors between Board meetings.  During 2017, the Executive Committee did not hold any meetings.

Audit Committee

The Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements and the accounting and financial reporting processes,

•	the systems of internal control including accounting and financial controls,

•	compliance with legal and regulatory requirements and our policies,

•	the annual independent audits of our financial statements and internal control over financial reporting,

•	the independent auditor’s qualifications and independence,

•	the performance of our internal audit function and independent auditors, and

•	any other areas of potential risk to us as may be specified by the Board.

The Audit Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The current members of the Audit Committee are “independent” as independence for audit committee members is defined in the NASDAQ Listing Rules.  Our Board of Directors has designated Directors Gries and Bolger as “audit committee financial experts,” as defined in the rules of the Securities and Exchange Commission.  The Audit Committee held twelve meetings during fiscal 2017.

Organization and Compensation Committee

In accordance with its charter, the Organization and Compensation Committee is responsible for discharge of certain of the responsibilities of the Board of Directors relating to the compensation of our executive officers. The Committee:

•	Reviews the goals and objectives of our compensation plans and, when deemed appropriate, recommends that the Board amend these plans or adopt new plans;

•
Oversees the evaluation of our senior management, including our Chief Executive Officer and other executive officers, establishes the target level and actual compensation for our executive officers other than our Chief Executive Officer, and recommends to the Board the target level and actual compensation for our Chief Executive Officer;

•	Periodically reviews and recommends to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•	Administers our Amended and Restated Omnibus Incentive Plan and any other plans which the Board has determined should be administered by the Committee;

•
Approves individual plan awards for our executive officers (after considering the Chief Executive Officer’s recommendations for awards to executive officers other than himself), and submits to the Board for its ratification individual awards for our Chief Executive Officer;

•	Approves the amounts of our contributions under the 401(k) profit sharing plan and non-qualified deferred compensation plans;

•	Reviews the Company’s management succession plan;

•
Conducts such reviews of our incentive and other compensation programs, and provides such reports, certifications and disclosures and discharges any other obligations that the Committee may have as a result of our participation in any government program or as may be required by applicable rules or regulations; and

•	Reviews and discusses with management and approves the Compensation Discussion and Analysis and issues the Committee’s report which appears in this Proxy Statement.

The charter authorizes the Organization and Compensation Committee to select and retain a compensation consultant and other advisors to assist the Committee in carrying out its responsibilities. The Committee reviews and pre-approves all fees for services related to executive and director compensation performed by its consultant. The Chairman of the Committee reviews and approves of any other compensation-related services which the consultant may provide.

Since the second half of 2013, the Organization and Compensation Committee has retained Meridian Compensation Partners LLC (“Meridian”) to serve as its independent compensation consultant. The Committee chose Meridian based upon the firm’s strong experience and reputation in working with larger banking organizations. During 2016, Meridian conducted a review of our executive compensation and board compensation programs, and it developed an updated peer group based on the fact that, following our acquisition of American Chartered Bancorp, Inc. (“American Chartered”) (which we completed in August 2016), we would grow to approximately $20 billion in total consolidated assets.

The Organization and Compensation Committee initially reviewed, and at least once each year reviews, information provided by Meridian addressing factors relevant under NASDAQ Listing Rules in assessing whether Meridian’s work for the Committee raised any conflicts of interest. The factors addressed include the extent of business or personal relationships of Meridian or individuals employed by Meridian with any member of the Organization and Compensation Committee or any of our executive officers; the level of fees received from the Company relative to the consulting firm’s total revenues; the policies and procedures employed by the firm to address conflicts of interest; and any Company stock owned by the individuals employed by the firm to advise the Company. Based on this information, no conflicts of interest with respect to Meridian’s advice have been identified by the Committee.

Under its engagement letter, Meridian acknowledged that the firm was retained by and performs its services for the Organization and Compensation Committee. In performing work for the Committee, Meridian interacts with Company management as part of the process for developing information and data required by the Committee.

Pursuant to our Amended and Restated Omnibus Incentive Plan, the Organization and Compensation Committee has delegated authority, within prescribed limits, to the Company's Chief Executive Officer to grant equity awards to individuals below the executive officer level who are being recruited from other employers, or who are existing employees, as a means of recruiting, encouraging retention and/or rewarding employees for exceptional performance. See “Executive-Compensation-Compensation Discussion and Analysis-Long-Term Incentive.”

The Organization and Compensation Committee meets as necessary. During 2017, the Organization and Compensation Committee met six times. Meetings are held in the first quarter to review prior year performance, determine the extent to which annual incentive bonuses have been earned for the prior year, to consider the amount of the annual 401(k) employer match, the amount of the annual profit sharing contribution and the amount of Company contribution to the non-qualified deferred compensation plan, and consider and approve long-term incentive awards.

At least once per year, the Organization and Compensation Committee reviews a tally sheet for each executive officer, which provides a breakdown of each component of compensation being paid to the executive (such as base salary, annual bonus incentive, long-term equity incentives, retirement benefits, and perquisites), and reviews other historical data relating to the compensation of our executive officers. For additional information, see “Executive Compensation-Compensation Discussion and Analysis.”

The Committee reviews a risk assessment of our incentive compensation plans at least annually to determine if such plans are excessive or encourage inappropriate risk-taking and the steps taken to mitigate or eliminate such risks. Based upon the conclusions of the risk assessment and its review, the Committee concluded that our incentive plans are not excessive nor encourage inappropriate risk-taking and that appropriate controls have been implemented to mitigate risk.

The Organization and Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.” The members of the Organization and Compensation Committee are “independent,” as independence for compensation committee members is defined in the NASDAQ Listing Rules.

Enterprise Risk Committee

The Enterprise Risk Committee is appointed by the Company’s Board of Directors for the purpose of overseeing and advising management in connection with its efforts to manage the overall risk profile of the Company and its subsidiaries, including compliance/legal, credit, interest rate, price, liquidity, operational, strategic, and reputation risk. In addition, the Enterprise Risk Committee has oversight responsibility with respect to monitoring of capital planning and stress testing activities. More specifically, the responsibilities of the Enterprise Risk Committee include the following:

•
Assist the Board and its other committees that oversee specific risk-related issues and serve as a resource to management by providing advice and counsel on risk matters and represent the Board’s view to management on risk matters during the periods between Board meetings;

•
Ensure that the Company has in place an appropriate enterprise-wide process and framework to identify, prioritize, and monitor, compliance/legal, credit, interest rate, price, liquidity, operational, strategic, and reputation risks;

•
Review, approve, and oversee the operation of the Company’s enterprise wide risk management framework, including relevant policies, program updates, risk reporting, and management's mitigation efforts;

•
Provide oversight and strategic direction to management for developing and maintaining risk appetite guidelines aligned with the enterprise risk management framework, and approve such guidelines, and receive reports from management personnel on the Company’s adherence to risk appetite guidelines and associated risk measures, including escalation of risk appetite measure breaches and information on management's mitigating actions;

•
Provide oversight as it relates to the Company’s capital plan and monitoring of management’s capital planning efforts, including capital adequacy and stress testing in accordance with regulatory expectations;

•
Review reporting and provide oversight on credit risk management matters, including, but not limited to, exercising oversight and approval of credit policies, and analyzing OREO analysis, non-performing loans, credit portfolio metrics, criticized/classified assets, portfolio concentrations (e.g., limits and tolerances) and charge-offs;

•	Advise management on optimizing the risk/return profile of the Company’s consolidated loan portfolio (including other real estate owned);

•	Assist management in communicating proposed loan portfolio actions and approaches to the Board;

•	Monitor and review reporting on the independent credit review program and process;

•	Provide oversight on liquidity and interest rate risk management;

•
Monitor and review significant operational risk matters and operational risk reporting on topics including, but not limited to business continuity/disaster recovery, third party risk management, information technology, payments risk, information security risk/cybersecurity, fraud mitigation, operational losses, human capital and model risk management;

•
Monitor management’s oversight of the Company’s Financial Crimes Risk Management (“FCRM”) program including reviewing FCRM related policies, risk assessment results and monitoring efforts (e.g. Bank Secrecy Act (BSA)/Anti-Money Laundering (AML)/Office of Foreign Assets Control (OFAC) metrics);

•	Monitor management’s oversight of the Company’s compliance program, including reviewing enterprise related compliance policies, risk assessment results, and monitoring efforts;

•	Monitor management’s oversight of legal risks and the Company’s litigation reporting; and

•	Review results of regulatory examination reports and monitor management’s actions to resolve identified examination issues.

The Enterprise Risk Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”   The Enterprise Risk Committee held six meetings during 2017.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Company’s Board of Directors nominees for election to the Board.  The Nominating and Corporate Governance Committee is also responsible for:

•	Recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
Recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in our charter and by-laws relating to the nomination or appointment of directors, based on the following criteria: business and occupational experience, education, integrity and reputation, independence, conflicts of interest, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to our communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  Although the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board seeks candidates who further its objective of having a Board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints;

•
Reviewing nominations submitted by stockholders that have been addressed to the Corporate Secretary and that comply with the requirements of our charter and by-laws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	Review proposals submitted by stockholders for business to be conducted at annual meetings of stockholders;

•	Annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommending committee members to fill vacancies on committees as necessary;

•	Considering and making recommendations to the Board regarding matters related to our director retirement policy;

•	Periodically evaluating emerging best practices, including the Board’s leadership structure, with respect to corporate governance matters and making recommendations for Board approval;

•	Conducting, at least annually, a performance assessment of the Board and report its findings to the Board;

•
Reviewing, at least annually, our Code of Business Conduct and, if appropriate, recommending modifications to the code for Board approval and considering any requested waivers of code provisions for directors and executive officers;

•
Establishing procedures for the regular ongoing reporting by Board members of any developments that may affect his or her qualifications or independence as a director and making recommendations as deemed appropriate;

•	Reviewing and approving related party transactions pursuant to the policy for such transactions set forth in our Code of Business Conduct (described under “Certain Transactions”);

•
Recommending to the Board a set of corporate governance principles, and review those principles at least annually.  A copy of our Corporate Governance Principles adopted by the Board is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents,” and

•	Performing any other duties or responsibilities delegated to the Committee by the Board.

Pursuant to Article I, Section 6 of our by-laws, nominations for election as directors by stockholders must be made in writing and delivered to the Corporate Secretary of the Company not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting.  If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by us no later than the close of business on the tenth day after the day on which notice of the date of the meeting is mailed or the day on which public announcement of the date of the meeting is first made, whichever occurs first.  In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in our by-laws.

The Nominating and Corporate Governance Committee operates under a formal written charter, a copy of which is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The members of the Nominating and Corporate Governance Committee are “independent directors,” as that term is defined in the NASDAQ Listing Rules.  During 2017, the Nominating and Corporate Governance Committee met two times.

Technology Committee

The Technology Committee is appointed by the Company’s Board of Directors for the purpose of overseeing and advising management in connection with its efforts to manage the information technology (“IT”) assets of the Company and its subsidiaries, including IT investments and projects, IT and IT-based product innovation, and IT strategic and tactical planning. The Technology Committee also has oversight responsibility with respect to the Company’s information security. In addition, the responsibilities of the Technology Committee include the following:

•
Assist the Board and its other committees that oversee specific IT-related issues, including IT-risk related issues, and serve as a resource to management by providing advice and counsel on IT matters. The Committee also represents the Board’s view to management during the periods between Board meetings;

•	Oversee the Company’s IT strategy and review IT trends that may affect the Company’s strategic plans, including monitoring overall industry IT developments;

•
Provide oversight and strategic direction to management regarding making IT investments aligned with the Company’s strategy and provide approval of significant investments, and receive reports from management on the progress and effectiveness of significant IT projects;

•
Review, approve and oversee the operation of the Company’s IT security program, including relevant policies, program updates and reporting, and receive reports from management on the program and its effectiveness; and

•	Review results of regulatory IT examination reports and monitor management’s actions to resolve identified examination issues.
The Technology Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.” The Technology Committee held five meetings during 2017.

Stockholder Communications with Directors

It is our policy that stockholders have the opportunity to communicate directly with members of the Company’s Board of Directors on appropriate matters.  The Board will respond, or cause us to respond, in writing to communications from stockholders concerning appropriate matters addressed to one or more members of the Board.  Stockholders may communicate with our Board of Directors by writing to:  MB Financial, Inc., Attn: (Name of Director), c/o Corporate Secretary, 6111 North River Road, Rosemont, Illinois 60018.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are requested to attend these meetings absent extenuating circumstances.  Last year’s annual meeting of stockholders was attended by all of the directors then serving on the Company’s Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation programs, the compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about the compensation earned or paid for 2017 to the following individuals (our “named executive officers”):

Mitchell Feiger	President and Chief Executive Officer of the Company (“CEO”)
Randall T. Conte	Vice President and Chief Financial Officer of the Company and of the Bank, and Executive Vice President and Chief Operating Officer of the Bank
Mark A. Hoppe	President and Chief Executive Officer of the Bank
Jill E. York	Vice President of the Company and Executive Vice President, Specialty Banking and Mergers and Acquisitions of the Bank
Mark A. Heckler	Executive Vice President, Commercial Banking of the Bank

Executive Summary

2017: Strong Performance and Well-Positioned for the Future

We had a productive 2017. We significantly grew our core banking business, while maintaining high credit quality. We strengthened our capital position. We grew low-cost deposits and revenue from lease financing, treasury management, trust and asset management, cards and capital markets. We attribute our success to our focus on our long-term strategy: high quality low-cost deposits; strong rapidly growing fee businesses; diversification across revenue and profit sources, loans and deposits; and close attention to balance sheet risk. Our operating results were tempered, however, by market driven headwinds in our Mortgage Banking Segment, which was impacted by lower origination and service fees. As a result, our operating earnings, while up 10.8% for the year, fell slightly below our 2017 plan.

During the fourth quarter of 2017, we raised $375 million of capital through preferred stock and subordinated note offerings. Also in the fourth quarter, we recognized $104.2 million of tax benefits due to the Tax Cuts and Jobs Act of 2017 (“TCJA”). We shared some of the tax benefit by contributing $7.5 million to the MB Financial Charitable Foundation, which will benefit our communities, awarding approximately $2.7 million in one-time bonuses to eligible employees earning less than $100,000 annually and announced an increase in our minimum wage to $15.00 effective January 1, 2018. During the first quarter of 2018, we used a portion of the proceeds from the capital raise to pay off higher rate equity and debt instruments. In addition, in March 2018, we announced a 14.3% increase in our quarterly dividend to $0.24 per share from $0.21 per share.

We enter 2018 well-positioned with more than $20 billion in assets, $3 billion of stockholders’ equity, growing core banking and fee generating business and a strong, engaged team of employees.

Strong Business Performance. We continued to execute to deliver strong returns at lower risk. Our accomplishments are reflected in the following results:

Operating earnings growth	Increased operating earnings* 10.8% to $211.1 million in 2017 compared to 2016
Strong return on assets relative to peers	Operating return on average assets* of 1.08% in 2017 was better than 16 of our 20 compensation peers for 2017
Emphasis on key fee initiatives produced core non-interest income growth	Increased core non-interest income for 2017 in key fee categories (excluding mortgage banking revenue) approximately 14.0% to $256.9 million from $225.4 million in 2016
Disciplined loan growth and improved asset quality amid highly competitive markets
Increased total loans, excluding purchased credit-impaired loans, by $1.2 billion, or 9.8%, to approximately $13.8 billion at year-end 2017 compared to year-end 2016

Non-performing loans to total loans were 0.55% at year-end 2017, up slightly from 0.46% at year-end 2016

Deposit growth and sustained deposit mix
Increased low-cost deposits $416.9 million, or 3.4%, to $12.5 billion at year-end 2017

Low-cost deposits represented approximately 84% of total deposits at year-end 2017, compared to 86% of total deposits at year-end 2016

Enhanced capital position
Increased ratio of tangible common equity-to-tangible assets at year-end 2017 to 8.70%, up from 7.79% at year-end 2016, due to our successful fourth quarter capital raise of $375 million, the benefit of the TCJA, and retained earnings

Increased total capital to risk-weighted assets to 14.23% at year-end 2017 from 11.63% at year-end 2016 due to the capital raise and TCJA benefit

Returns for our stockholders
Increased diluted earnings per common share to $3.49 for 2017, from $2.13 for 2016 due primarily to the TCJA benefit

Increased diluted operating earnings per common share* by 2.1% to $2.39 for 2017 from $2.34 for 2016

Increased annual cash dividends 10.8% to $0.82 per common share

* Please see our Current Report on Form 8-K, furnished to the SEC on January 25, 2018, for reconciliation of these non-GAAP financial measures: operating earnings, operating return on average assets, return on average tangible common equity, core non-interest income, core non-interest income to revenues and diluted operating earnings per common share

2017 Compensation Decisions

A key guiding principle of our executive compensation program is to attract, retain, motivate, and reward our executives and employees by paying for performance. We strive to accomplish this through our program designs, our pay policies and our long-term goal to provide value to our stockholders. Our 2017 compensation decisions reinforced this approach.

We provided rewards commensurate with performance.

•	We measured performance against challenging, Board-approved financial goals designed to create value for our stockholders. The performance metrics focused management on executing our strategic plan;

•
We aligned a substantial portion of the variable compensation of our named executive officers (approximately 74% for our CEO) to our financial and business results, as well as to individual contributions and performance;

•	We earned a Company-wide score of 97.4% under our balanced scorecard with strong performance against many of the metrics we used to measure our annual performance; and

•	We rewarded our CEO and other executive officers based on these results and strong individual performance under our annual incentive plan.

Our program is designed to align the interests of our executive officers and our stockholders.

•
Our long-term incentive awards are entirely linked to our stock price with 50% of the awards in the form of performance share units which are earned based on how our total stockholder return (“TSR”) compares to the TSR of an industry index and 10% in the form of stock options which will have value based solely on how much our stock price appreciates. The remaining 40% of the awards are in the form of restricted stock;

•	We continued to deliver the portion of the annual incentive earned above target in restricted stock units to reinforce the importance of long-term stockholder value creation; and

•	We have robust stock ownership guidelines to further align the interests of our executives with our stockholders.

Best-Practice Compensation Approaches

To further support long-term value creation, we follow good governance practices including:

Median benchmarking	Our Organization and Compensation Committee benchmarks the compensation of our CEO and other executive officers to peer median levels.
Pay-for-performance
A substantial percentage of each of our named executive officers’ target total direct compensation is variable compensation.
Approximately 74% of the target total direct compensation of our CEO is based on annual and long-term performance.

Performance measures supporting strategic objectives
The performance measures we use for our annual (short-term) incentive plan reflect strategic and operating objectives we believe will create long-term value for our stockholders. The stockholder value created from meeting our objectives rewards executives through our long-term incentive plan.

Appropriate risk-taking	We set achievable performance goals that are centered around our internal financial plan, which we believe will not encourage risk taking outside the range of risk inherent in our business.
Minimum performance requirements and capped payouts
Our performance-based short-term and long-term incentives require minimum levels of performance before amounts are earned and these incentives also have a cap on maximum payouts. For 2017, the maximum payout under our short-term variable incentive plan was set at 250% of target. The PSUs awarded in 2017 have a capped payout at 175% of target.

Robust clawback provisions
We include robust clawback provisions in our incentive plans and awards. Incentive compensation may be forfeited, canceled, reduced or subject to clawback in the event of financial restatement and other circumstances, including conduct that exposes the Company to inappropriate or excessive risks, failure to follow policies related to risk or other serious misconduct, or violation of confidentiality or restrictive covenants.

No new golden-parachute excise tax gross-ups	We have not entered into any agreements that provide a golden parachute excise tax gross-up in the event of a change in control except agreements entered into prior to 2010.
“Double-trigger” severance benefits and “double-trigger” equity incentive vesting in the event of a change in control
In the event of a change in control, the payment of the severance benefits and the acceleration of vesting of long-term incentive awards are “double trigger.” Severance payments and accelerated vesting of continuing equity incentive awards will not occur unless there is also a qualifying termination of employment upon or after the change in control.

No repricing or exchanges of underwater stock options	Our long-term incentive plan prohibits repricing or exchange of underwater stock options without stockholder approval.
Significant stock ownership requirement
Our executive officers and directors are required to accumulate and hold our common stock equal to a multiple of base salary or cash directors’ fees. Our CEO is expected to, and does, hold at least 6x his base salary. Failure to comply with the guidelines may result in a reduction in equity awards in the future or require the retention of shares received upon vesting of long-term incentive awards.

Protective covenants
To receive long-term and other incentive compensation, senior officers must enter into a protective covenants agreement obligating the officer to comply with confidentiality and restrictive covenants. Failure to comply with the agreement may subject the executive to cancellation of awards and a requirement to repay amounts received from awards.

Strong Stockholder Support for Our Say-on-Pay Vote

At last year’s annual meeting, our stockholders overwhelmingly supported our “say-on-pay” resolution, with over 97% of the votes cast voting to approve the executive compensation disclosed in last year’s proxy statement. We believe this vote reflects strong stockholder recognition of the strengths of our executive compensation program, including our pay practices and our alignment of pay with our performance.

Compensation Philosophy and Objectives

The Organization and Compensation Committee (the “Committee” referred to in this Compensation Discussion and Analysis) establishes, implements and monitors adherence to our compensation philosophy. Our compensation program is designed to attract and retain high-caliber people and to motivate and reward key employees for outstanding performance that should result in building and maintaining stockholder value. The Committee has adopted and continues to apply the following executive compensation program policy and underlying philosophy. Specifically, our executive compensation program:

•	Allows us to attract, retain and motivate talented individuals who are critical to our success;

•	Aligns actual pay based on the achievement of our annual and long-term performance goals;

•	Encourages achievement of strategic objectives, creation of stockholder value, aligning employee and stockholder interests;

•	Recognizes and rewards individual initiative and achievement;

•	Maintains an appropriate balance between base compensation and short-and long-term incentive opportunities and between cash and stock-based compensation; and

•	Properly incorporates risk mitigation features.

Base salaries are generally reviewed during the first quarter of each year. Merit increases and market adjustments, if warranted, are considered at that time. These adjustments help ensure that we recognize performance and remain competitive in seeking to attract and retain talent.

Target annual incentive opportunities are established at levels intended to provide competitive total cash compensation at target for meeting our performance goals. Actual total cash compensation earned may be above or below target based on achievements against our Company and individual performance assessments. Annual incentives earned in excess of target amounts are generally paid in the form of restricted stock to mitigate risk, promote retention, and increase alignment of pay with stockholder interests.

Target long-term incentive (“LTI”) opportunities are also intended to provide competitive total compensation for achieving our performance goals. The LTI program consists of stock-based awards with multiyear vesting periods that serve to reward performance, motivate long-term perspective, align our executives with stockholder interests and retain our key executives and high performers. Awards are determined based on competitive market practice and individual performance, providing the opportunity to realize increased rewards when stockholder value increases.

Meridian Compensation Partners, LLC (“Meridian”), the independent consultant retained by the Committee, conducts competitive reviews to provide market reference to the Committee when setting pay opportunities and making pay decisions. The reviews are conducted on a biennial basis. The most recent review occurred during 2016. This review took into account the increase in the size and complexity of our organization as a result of the August 2016 acquisition of American Chartered and the repositioning of our senior executive officers and restructuring of our strategic oversight and management committees during the first half of 2016. Initially, the Committee and Meridian looked at the composition of the peer group used by the Committee to compare (i.e. benchmark) the levels of base salary, target total cash compensation and target total direct compensation, the structure and design of our compensation programs and to compare our performance against market. An updated peer group was initially constructed of 21 commercial banking institutions of asset size ranging from .5x to 2.0x the Company’s asset size, positioning the Company at approximately the median. The filtering process excluded institutions subject to acquisition agreements and those with a business significantly different from ours, as evidenced by a small concentration of C&I loans relative to our ratio of C&I loans to total loans of greater than 40% or with a ratio of non-interest income to operating revenue of less than 10%. The resulting peer group, which we sometimes refer to as our “compensation peer group” or “benchmarking peer group,” recommended by

Meridian and approved by the Committee for use in setting compensation for 2017, included the following financial institution holding companies:

Associated Banc Corp	Bancorp South	BOK Financial Corporation
Commerce Bancshares, Inc.	Cullen/Frost Bankers, Inc.	F.N.B. Corp.
First Horizon National Corporation	First Midwest Bancorp, Inc.	Fulton Financial Corporation
Hancock Holding Corporation	IBERIABANK corp.	Old National Bancorp
PrivateBancorp, Inc. (1)	Prosperity Bancshares	Sterling Bancorp
Synovus Financial	TCF Financial Corporation	Trustmark Corporation
UMB Financial Corporation	Webster Financial Corporation	Wintrust Financial Corporation
(1) Subsequently excluded as it was acquired during the year.

At the time the peer group was constructed, Meridian and the Committee believed these 21 companies represented a good cross section of financial institutions of similar asset size, revenue, and market capitalization, and with similar business lines and loan portfolio composition. These institutions ranged in asset size from $9.7 billion to $31.5 billion, with a median asset size of $20.7 billion, compared to our then estimated year-end 2016 assets of approximately $18.4 billion.

In keeping with our compensation philosophy, the Committee has adopted the following market benchmark and competitive positioning of the elements of our executive compensation program (“target” refers to pay that would be provided for on-plan, budgeted or median performance levels, as applicable):

Base Salary	Total Cash Compensation	Total Direct Compensation
	(Salary and Bonus)	(Salary, Bonus and Long-Term)
50th percentile	50th percentile	50th percentile

The amount of pay ultimately received by our executive officers will depend upon performance. If our financial and strategic performance is strong relative to our goals and our stock price appreciates, executive officers may earn significant rewards from annual and long-term incentives. If performance falls below our goals, annual incentives will be lower or will not be earned at all. If our stock price performance lags that of our peers, amounts received under our long-term incentives may be reduced or eliminated.

Base Salary

Over time, an executive officer’s base salary will reflect a combination of factors, including competitive pay levels relative to the benchmarking peer group, the position’s role, level of authority and responsibility, internal pay equity, the individual’s expertise, experience and skill level, and the officer’s overall contribution to the business and performance in managing his or her area of responsibility. The decision-making process does not use a formula or specific weighting of these factors and we generally seek to maintain an executive officer’s base salary level within the competitive range around the 50th percentile of our benchmarking peer group.

For 2017, the Committee reviewed the base salaries of our named executive officers against those of the 2016 benchmarking peer group and within the context of the senior leadership team as a whole. Based on this review and internal pay equity considerations, the Committee approved increased base salaries for Messrs. Feiger, Conte and Heckler.

Named Executive Officer	2016 Base Salary	2017 Base Salary	Increase
Mitchell Feiger	$879,000	$925,000	5%
Randall T. Conte	444,000	450,000	1
Mark A. Hoppe	700,000	700,000	—
Jill E. York	485,520	485,520	—
Mark A. Heckler	396,000	450,000	14

Short-Term Variable Incentive (Annual Bonus)

The short-term variable incentive (annual bonus) opportunity for named executive officers is targeted as a percentage of base salary. We generally seek to maintain an executive officer’s target total cash compensation (base salary plus annual bonus target) within the competitive range around the 50th percentile of our benchmarking peer group. As part of the overall review of individual compensation levels, the Committee also considers the target total cash compensation of our executive officers, taking into account any change in base salary. For 2017, the Committee set the target bonus amount for Mr. Feiger at 110% (up from 90% in 2016) and for Mr. Conte, Ms. York and Mr. Heckler at 75% (up from 50% in 2016) of base salary in response to the benchmarking data. Mr. Hoppe’s annual bonus target for 2017 was maintained at 75% of his base salary in accordance with his employment agreement.

Bonuses, if any, are paid during the first quarter following assessment of the prior calendar year’s performance. Amounts earned in excess of the target level have generally been paid in the form of restricted stock vesting ratably over two years. These shares are granted under our stockholder-approved Third Amended and Restated Omnibus Incentive Plan ("Omnibus Incentive Plan"), with shares valued on the date the bonus is awarded. This plan component has been used to retain high-performing employees, enhance our focus on long-term perspective, and serve as a risk-mitigating feature by subjecting this portion of the amount ultimately received to our long-term stockholder value.

We again used a scorecard approach for determining the amount of annual bonus earned by our named executive officers. An executive officer’s bonus will be a function of the officer’s target bonus amount, the Company score and the officer’s individual performance score:

Target Bonus Amount	X	Company Performance Score	X	Individual Performance Score	=	Annual Bonus Amount

The Company score and the individual performance score may range from 0% to 200%, provided that the maximum annual bonus for 2017 was capped at 250% of target. The final bonus amount is determined by the Committee and may reflect an adjustment from the formula result. The threshold, target and maximum amounts that could have been payable to the named executive officers as annual bonuses for 2017 are set forth in the Grants of Plan-Based Awards table under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards.”

Following the close of the year, the Committee determines the Company score based upon the Company scorecard and input from Mr. Feiger, subject to approval by the Board. Mr. Feiger also provides the Committee with a recommended individual performance assessment and score for each of the other executive officers. The Committee assigns a score to Mr. Feiger’s individual performance based on its qualitative assessment of his contribution to the Company’s performance. The Committee considers management’s assessment, Mr. Feiger’s recommendations and its own assessment in determining the final performance scores. Final annual incentive amounts are determined and approved by the Committee, with Mr. Feiger’s bonus amount subject to approval by the Board.

Company Performance Assessment - 2017. The Company scorecard for 2017 centered on execution of our strategic objectives and achievement of robust goals for financial and operational performance. We weight the performance metrics to emphasize the relative importance of the performance in those areas to our strategic objectives for the year. We chose a single key strategic initiative for the year because of the importance of execution of our technology strategy and creating a more reliable, safe and nimble operating environment to our business.

The performance metrics and goals established for assessing 2017 Company performance and our results were:

•	Revenue growth drivers (40% weighting):
Metric - Core non-interest income, loan growth and low-cost deposit growth measured against our 2017 financial plan.

Results - Total score of 88%, for a total weighted score of 35.3%, as we achieved our core non-interest income goal, we were very close to our goal for increased loans, but we fell short of our goal for increased low-cost deposits.

•	Bottom-line performance (40% weighting):
Metric - Net income from operations measured against our 2017 financial plan and operating return on average assets relative to peers.

Results - Total score of 107%, for a total weighted score of 42.5%, as we outperformed with top quartile peer performance, partially offset by operating income that was slightly below our goal.

•	Balance sheet quality (10% weighting):
Metric - Non-performing, potential problem and purchased credit-impaired loans to total loans relative to the 2017 financial plan.

Results - Total score of 96%, for a weighted score of 9.6%, as non-performing, potential problem, and purchased credit-impaired loans declined to 2.65% of total loans, slightly above our target range of 2.57%.

•	Execution of key strategic initiative (10% weighting):
Metric - Implementation of technology strategy.

Results - Total score of 100%, for a weighted score of 10.0%, as our technology strategy activity and implementation aligned with our goals.

The table below displays the Company scorecard performance and Company score calculation.

2017 Company Scorecard

(Dollars in millions)
Financial Measures	Target Weight	Threshold	Target	Maximum	2017 Performance	Score	Weighted Score
Financial Measures:
Core Non-Interest Income (1)	15.0%	$223	$249 to $264	$290	$256.9 (100.1% of plan)	101%	15.2%
Loans (2)	10.0	$12,437	$13,266 to $14,371	$15,200	$13,651 (98.8% of plan)	95	9.5
Low-Cost Deposits (3)	15.0	$11,959	$12,739 to $13,258	$14,038	$12,634 (97.2% of plan)	70	10.6
Net Income (4)	30.0	$162	$205 to $226	$270	$211.1 (97.8% of plan)	93	27.8
Operating Return on Assets (peer ranking) (5)	10.0	25th	40th to 69.9th	99th	80th	147	14.7
Non-Performing Loans/Total Loans (6)	10.0	3.17%	2.87% to 2.28%	1.97%	2.65%	96	9.6
Total Financial Measure	90.0						87.4
Key Strategic Initiatives:
Implementation of technology strategy	10.0					100	10.0
Total Key Strategic Initiatives	10.0						10.0
Total Company-Wide Score	100.0%						97.4%

(1) Core non-interest income as reported, excluding the Mortgage Banking Segment.
(2) Total gross loans outstanding excluding loans held for sale and purchased credit-impaired loans, based on December 2017 average balances.
(3) Total non-interest-bearing, money market, savings and NOW accounts, based on December 2017 average balances.
(4) Net operating income as reported.
(5) Operating return on assets as reported. Peer group is benchmarking peers, excluding PrivateBancorp. Inc. which was acquired during the year.
(6) Non-performing loans include potential problem and purchased credit impaired loans as reported.

The above scoring produced an overall Company score of 97.4%, which the Committee recommended to and was approved by the Board. The Committee believes that this final score appropriately reflects the overall financial performance against our 2017 plan.

Individual Performance Assessments - 2017. Individual performance is a significant factor in the annual bonus earned by an executive officer.

The Committee makes its determination of the individual performance score for executive officers (other than Mr. Feiger) based on a qualitative assessment provided by Mr. Feiger. The assessment includes the individual contributions of each executive officer to the Company’s performance and the performance of the officer’s business unit or department. Mr. Feiger scored each officer’s performance on a scale ranging from 0% to 200%. As with Company performance, the Committee, after considering Mr. Feiger’s assessment, either accepts or modifies the scoring of each executive officer’s individual performance. The Committee itself reviews Mr. Feiger’s performance and assigns a score for individual performance, also ranging from 0% to 200%, based on its assessment of the Mr. Feiger’s contributions to the Company.

For Mr. Feiger, the Committee’s evaluation again centered on his leadership and recognition that, as Chief Executive Officer, he is ultimately responsible for the Company’s financial performance and execution of its business plan and strategic initiatives. The Committee noted Mr. Feiger’s guidance in the execution of our business and strategic plans evidenced by our performance during 2017 and continued contributions to the successful evolution of our senior leadership team. The Committee recommended, and the Board assigned, a 100% individual performance score to Mr. Feiger for 2017.

For the other named executive officers, the Committee considered and accepted Mr. Feiger’s recommendations for individual performance scoring reflecting the effort, leadership, contribution and value delivered to the Company and the Bank, as evidenced by the performance of the Company and their respective areas of responsibility. Mr. Conte received an individual performance score of 110%, reflecting his contributions to our successful $375 million capital raise and leadership in implementing our technology strategy. Mr. Hoppe, President of MB Financial Bank, received an individual performance score of 100%, reflecting his positive leadership and overall contribution to the performance of the Company and Bank. Ms. York received an individual performance score of 115%, reflecting her strong leadership and contributions to the strong performance of our specialty banking businesses (such as cards, leasing and wealth management). Mr. Heckler received an individual performance score of 120%, reflecting the strong performance of our commercial banking businesses and his leadership in managing the integration and retention of key personnel and clients from our 2016 acquisition of American Chartered.

Final Short-Term Variable Incentive Amounts - 2017

The resulting annual incentive amounts earned by the named executive officers are set forth in the table below. The amounts set forth in the table below reflect the total amount determined pursuant to the formula, the final cash bonus amounts paid (shown in the Non-Equity Incentive Plan column in the Summary Compensation Table) and the above-target portion awarded as restricted stock units in February 2017.

Name	Target Bonus	Company Score	Individual Performance Score	Combined Score	Total 2017 Annual Incentive	Paid in Cash	Awarded in RSUs (1)
Mitchell Feiger	$1,017,500	97.4%	100%	97.4%	$991,000	$991,000	$—
Randall T. Conte	337,500	97.4	110	107.1	362,000	337,500	24,500
Mark A. Hoppe	525,000	97.4	100	97.4	511,000	511,000	—
Jill E. York	364,140	97.4	115	112.0	408,000	364,140	43,860
Mark A. Heckler	337,500	97.4	120	116.9	394,000	337,500	56,500
(1) The restricted stock units awarded in February 2018 will be reflected in the Summary Compensation Table in next year's annual meeting proxy statement.

Long-Term Incentive

Long-term incentive, or LTI, is provided to key employees in the form of stock-based awards intended to retain these employees and reward them based upon the market value of our Common Stock, thereby directly aligning their interests with the long-term interests of stockholders. Awards are granted under our Omnibus Incentive Plan.

The Committee considers and approves annual long-term incentive awards during the first quarter. Making grants in the first quarter enables the Committee to coordinate the elements of each executive officer’s total compensation in relation to benchmarking and performance.

Long-term incentive awards are also awarded during the year as appropriate for promotions and new hires. Recruitment grants made to individuals below the executive officer level are generally made on the date of hire and are approved by the Chief Executive Officer. Recruitment grants to an individual at the executive officer level are approved by the Committee. Our Chief Executive Officer also has the authority to grant awards to existing employees below the executive officer level for recognition and retention purposes. As with recruitment grants, these grants must be within prescribed limits and are reported to the Committee at its next scheduled meeting after the grant.

We generally seek to maintain an executive officer’s target total direct compensation (base salary, annual bonus target and value of long-term incentive) within a competitive range around the 50th percentile of our benchmarking peer group. As part of the overall review of our compensation program in 2016, the Committee reviewed the target total direct compensation of our executive officers after taking into account our 2016 benchmarking peer group and the changes made to the base salary and target bonus amounts. Based upon its review, the Committee increased the target value of long-term incentives to 175% (from 140%) of base salary for Mr. Feiger, and 80% (from 75%) for each of Mr. Conte and Mr. Heckler. Mr. Hoppe's target of 130% and Ms. York's target of 80% of base salary were unchanged from the 2016 levels.

The Committee established 100% of the target amount as the starting point when making the 2017 LTI awards. Actual award amounts may then be adjusted to reflect the Committee’s assessment of each executive’s performance, the Company’s performance and the executive’s overall internal and external pay positioning. In February 2017, the Committee approved awards at the target amount for each of Messrs. Feiger, Conte, Hoppe and Heckler and for Ms. York.

Once the long-term incentive award amount is determined, the Committee allocates the award using a mix of performance share units (“PSUs”), restricted stock or restricted stock units (“restricted stock”) and stock options for the annual LTI awards to our executive officers. In keeping with the pay-for-performance philosophy, PSUs represented 50% of the aggregate value of the LTI awards, and restricted stock and stock options represented 40% and 10% of the aggregate value, respectively. This mix is intended to provide 60% of LTI awards based on future performance tied to stockholder value and 40% to support reward, retention, and ownership objectives.

Our 2017 PSUs are directly aligned with stockholder interests and vest based on the Company’s relative Total Stockholder Return (“TSR”) for the three-year performance period commencing in February 2017 and ending in February 2020. Our TSR performance is measured against the TSR performance of 48 financial institutions in the KBW Nasdaq Bank Index. No payment is made if the Company's TSR is below the 25th percentile. Subject to continued employment, the recipients will earn 25% of the number of PSUs granted if the Company’s TSR is at the 25th percentile of the group, 100% of the number of PSUs granted if the Company’s TSR is at the 50th percentile, and 175% of the number of PSUs granted if the Company’s TSR is at or above the 75th percentile. The actual number of shares earned will be interpolated between these points. The restricted stock and stock option awards vest in 25% increments on each of the first four anniversaries of the date of grant, subject to continued employment. Stock options are directly aligned with increasing stockholder value, provide a longer perspective, and reward sustained stock price appreciation. Restricted stock has a strong retention feature, aligns our executive officers’ interests with stockholder interests and supports stock ownership objectives.

Each of the 2017 LTI awards will continue to vest or, in some circumstances, vest in full in the event of a qualifying termination of employment, including retirement as defined in the applicable award agreement. The awards will not automatically vest upon a change in control, but provisions for vesting are included in the event the awards are not continued or upon certain qualifying terminations of employment after the change in control (so-called “double-trigger” vesting).

The LTI awards made to the named executive officers in February 2017 are set forth in the Grants of Plan-Based Awards table under the “Estimated Future Payouts under Equity Incentive Plan Awards” and “All Other Stock Awards” and “All Other Option Awards” columns, for the PSU, restricted stock and stock option grants, respectively. In addition, the aggregate grant date fair value of these awards is set forth in the Stock Awards (for the PSU and restricted stock grants) and Option Awards (for the stock option grants) columns in the Summary Compensation Table.

Retirement and Other Benefits

Each named executive officer participates in our 401(k) profit sharing plan, a tax-qualified plan in which all employees of the Company and its subsidiaries who work at least 30 hours per week are eligible to participate following three months of service. Participants are able to contribute up to the lesser of 75% of their eligible earnings or the limit prescribed by the Internal Revenue Service on a before-tax basis. We make matching contributions to the plan and we may also make profit-sharing contributions in such amount as is determined by our Board of Directors. All employee contributions are fully vested, and employer matching contributions vest after two years of service. Profit-sharing contributions made by the Company vest fully after six years of service.

The named executive officers, and certain other executives, are entitled to defer compensation under one of our two deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan. For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in Company Common Stock purchased by the plan trustee on the open market, except for such amounts of cash as the trustee deems necessary for the proper operation of the plan trust. For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds selected by the executive, which in turn are based on certain mutual funds selected from time to time by our trustee to act as investment measurement devices. We may make discretionary contributions to the deferred compensation plans.

In addition, pursuant to his employment agreement, Mr. Feiger is entitled to a supplemental retirement benefit in the form of an annual credit to his Non-Stock Deferred Compensation Plan account equal to 20% of his base salary. For additional information, see “Non-qualified Deferred Compensation.”

The named executive officers participate in other employee benefit plans generally available to all employees, including group medical, dental, life and disability plans.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The incremental costs to us of providing these perquisites and other personal benefits to the named executive officers for the fiscal year ended December 31, 2017 are included in the Summary Compensation Table under the “All Other Compensation” column. Perquisites are generally limited to cars and country club memberships for select officers primarily for use with customers.

Employment Agreements and Change in Control Severance

We have entered into employment or change-in-control severance agreements with our named and other executive officers.

Mr. Feiger has been party to an employment agreement with us (or our predecessors) since 1999. We entered into an employment agreement with Mr. Hoppe which became effective upon the merger with Taylor Capital in August 2014. We entered into an amended and restated employment agreement with Mr. Hoppe in October 2017. Ms. York has been party to a change in control severance agreement since prior to 2008. We entered into a change in control severance agreement with Mr. Heckler in 2011 in connection with his becoming an executive officer and with Mr. Conte following the merger with Taylor Capital in 2014. We entered into these agreements to be consistent with competitive practice, as the use of agreements such as these is commonplace among financial institutions, in light of industry consolidations. In addition, we believe these agreements are consistent with our goal to attract and retain talented executives, as they help minimize uncertainty that may affect the executive’s performance in circumstances associated with changes in strategic direction and the possibility of change in control of the Company. See “Employment and Other Agreements with Named Executive Officers.”

In the event of a change in control, our executive officers may become subject to the excise tax on golden-parachute payments if the amount of certain compensation received as a result of the change in control exceed a threshold amount. The applicability and effect of the excise tax can vary significantly from executive officer to executive officer based on the executive’s personal compensation history. In keeping with historical competitive practice in the banking industry, each of Mr. Feiger and Ms. York is a party to a pre-2010 tax gross-up agreement which provides that he or she will be paid an additional amount (referred to as a “gross-up payment”) that will offset, on an after-tax basis, the effect of any excise tax. See “Employment and Other Agreements with Named Executive Officers-Tax Gross-Up Agreements.” The Company’s obligation to pay a tax gross-up payment will arise only if the amount of such compensation which is above the threshold at which the excise tax is triggered exceeds the threshold by more than ten percent. If the excise tax is triggered, but the amount of compensation above the threshold does not exceed the threshold by more than ten percent, then the compensation otherwise owed to the executive officer will be reduced to a level below the threshold so that no excise tax is triggered. This approach avoids obligating the Company to pay a large gross-up payment in circumstances in which the adverse impact of the excise tax is not significant.

The only employment and change-in-control agreements which may obligate us to pay an excise tax gross-up have been in place since prior to 2010. We do not intend to enter into any new agreements which could obligate us to pay an excise tax gross-up. Change-in-control payments to Mr. Hoppe, Mr. Conte or Mr. Heckler will be reduced in circumstances in which doing so will provide a greater amount to them on an after-tax basis than if they received all payments and paid the golden-parachute excise tax in addition to all other applicable taxes.

For information on the potential payments due to the named executive officers in the event of a termination of employment or a change in control, see “Employment and Other Agreements with Named Executive Officers” and “Potential Payments on Termination of Employment and Change in Control.”

Protective Covenants Agreements

We have made and continue to make significant financial commitments and investments in our business units and people to support our growth. To protect these investments, we have, since the first quarter of 2010, required officers to enter into protective covenants agreements with us in return for eligibility to receive incentive compensation. Under the agreement, the individual is obligated to safeguard and not disclose or misuse our confidential information and, for a period of one year after termination of employment, to not solicit, do business with or employ our customers or employees or disparage the Company, or its officers, directors or employees. Because our existing employment agreement with Mr. Feiger already contained these protections for the Company, as well as a non-competition covenant, Mr. Feiger was not required to enter into a separate protective covenants agreement.

Tax Considerations

As in effect during 2017 and prior years, section 162(m) of the Internal Revenue Code generally eliminated the deductibility of compensation over $1 million paid to the CEO and certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation. Stock options, as a general matter, automatically constituted qualified performance-based compensation (provided that certain plan content and grant procedure requirements were met), while cash and other stock-based awards were required to be subject to stockholder-approved performance criteria in order to so qualify. In this regard, our stockholder-approved Amended and Restated Omnibus Incentive Plan enabled the Committee to structure our annual incentive plan as a cash award and certain of our stock-based performance awards as performance-based compensation intended to be exempt from the $1 million deductibility limit of Section 162(m). Effective for 2018, the TCJA amends section 162(m) to provide that qualified performance-based compensation and amounts payable after termination of employment will be subject to the $1 million deduction limit, subject to grandfathering of amounts payable under certain agreements in effect on November 2, 2017.

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. Feiger, recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for our executive officers (other than himself). Mr. Feiger makes these recommendations to the Committee based on the data and analysis provided by our independent compensation consultant and on qualitative judgments regarding individual performance. Mr. Feiger is not involved with any aspect of determining his own compensation.

Compensation Clawback Provisions

We include robust clawback provisions in our incentive plans and awards. Incentive compensation may be forfeited, canceled, reduced or subject to clawback to the extent required by applicable laws, rules and regulations or in the event of misconduct.

In general, such laws, rules and regulations will require incentive compensation based on financial statements or performance metrics which are restated or proven to have been materially inaccurate to be subject to forfeiture or repayment. Conduct which may result in forfeiture, cancellation, reduction or clawback, includes conduct that exposes the Company to inappropriate or excessive risks, failure to follow policies related to risk or other serious misconduct, or violation of confidentiality or restrictive covenants.

Stock Ownership Guidelines

We have Board-approved stock ownership guidelines applicable to our executive officers, including our named executive officers, as well as our non-employee directors. These guidelines were established to further reinforce the alignment of the financial interests of these executives and non-employee directors with those of our long-term stockholders. The guidelines are reviewed annually and were most recently updated in 2016. For our executive officers, the current guidelines are:

Named Executive Officer	Guideline
Mitchell Feiger	6 times base salary
Randall T. Conte	3 times base salary
Mark A. Hoppe	3 times base salary
Jill E. York	3 times base salary
Mark A. Heckler	3 times base salary

Our other executive officers are required to own shares having a value of three times their respective base salaries.

An executive officer’s stock ownership requirement is based upon the officer’s salary as of the date the guidelines were adopted or, if later, as of the date the officer first became subject to the guidelines. As of any date, the share value for shares owned will be the greater of the fair market value of the shares as of that date or the executive officer’s or non-employee director’s cost basis in those shares (as determined by the purchase price paid for the shares if purchased other than through awards under the Company’s incentive plans or fair market at the time of vesting or exercise for shares issued under the incentive plans).

Non-employee directors are required to own shares having a value of at least $200,000. The applicable ownership level must be attained by the fifth anniversary of the date of the appointment as an executive officer or a non-employee director.

The ownership requirement is based on actual ownership, which includes shares held directly, through trusts or through our 401(k) plan or non-qualified deferred compensation plan. Unvested share-based awards and all unexercised stock options or stock appreciation rights are not considered “owned” for this purpose.

The Committee and the Board review compliance with the guidelines annually. If a director or executive officer fails to comply with the guidelines, the Committee and the Board may (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts or Board retainers in stock.

As of March 15, 2018, each of our directors and named executive officers has met, or is on pace to meet within the required time frame, his or her respective stock ownership requirements.

Changes for 2018

During 2018, the Committee, with assistance from Meridian, its independent compensation consultant, will conduct the biennial competitive review of our executive compensation programs. However, based upon the CEO compensation reported by our benchmarking peer group in their 2017 proxy statements, the Committee determined it to be appropriate to make an adjustment to Mr. Feiger’s LTI award target to 210% of base salary from 175%.

In October 2017, we entered into an amended and restated employment agreement with Mr. Hoppe, which extends the term of his employment with the Bank to December 31, 2022. The agreement provides that, effective January 1, 2018, Mr. Hoppe's base salary is $450,000 and his target annual incentive and target amount for annual LTI awards are 75% and 80% of base salary, respectively.

Organization and Compensation Committee Report

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Organization and Compensation Committee of the Company’s Board of Directors:

Karen J. May, Chairperson
James N. Hallene
Richard J. Holmstrom
Renee Togher

Summary Compensation Table
(2017)

The following table and explanatory footnotes provide certain information concerning the compensation paid to or earned by the named executive officers for 2017, 2016, and 2015:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total Compensation ($)
Mitchell Feiger	2017	$925,000		$—	$1,630,840	$161,875	$991,000	$—	$397,122	(4)	$4,105,837
President and Chief Executive Officer of the Company	2016	879,000		—	1,445,743	141,517	791,100	—	392,530		3,649,890
	2015	895,308	(5)	—	1,580,143	113,939	791,100	—	423,091		3,803,581

Randall T. Conte	2017	$450,000		$—	$372,180	$36,004	$337,500	$—	$73,831	(6)	$1,269,515
Vice President and Chief Financial Officer of the Company and Executive Vice President, Chief Financial Officer, Chief Operating Officer of the Bank	2016	441,692		—	324,973	32,622	221,850	—	74,492		1,095,629
	2015	451,731	(5)	—	423,437	28,270	217,500	—	77,459		1,198,397

Mark A. Hoppe	2017	$700,000		$—	$872,682	$91,002	$511,000	$—	$151,834	(7)	$2,326,518
President and Chief Executive Officer of the Bank	2016	700,000		—	794,459	81,897	525,000	—	149,273		2,250,629
	2015	726,923	(5)	—	1,157,031	90,987	519,000	—	170,516		2,664,457

Jill E. York	2017	$485,520		$—	$402,477	$38,876	$364,140	$—	$91,974	(8)	$1,382,987
Vice President of the Company and Executive Vice President, Specialty Banking and Mergers and Acquisitions of the Bank	2016	483,323		—	440,318	41,888	242,760	—	100,412		1,308,701
	2015	489,461	(5)	—	504,669	36,632	238,000	—	106,170		1,374,932

Mark A. Heckler	2017	$450,000		$—	$377,204	$36,004	$337,500	$—	$82,048	(9)	$1,282,756
Executive Vice President, Commercial Banking of the Bank	2016	387,692		—	359,302	32,401	198,000	—	77,118		1,054,513
	2015	366,576	(5)	—	323,105	24,974	180,000	—	86,056		980,711

(1)
The amounts in this column are calculated using the grant date fair value of the award under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), based, in the case of restricted shares, on the number of restricted shares awarded and the fair market value of the Company’s common stock on the date the award was made and, in the case of market-based performance share units (“PSUs”), on the assumptions set forth in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018.  The number and grant date fair value of the restricted shares and PSUs awarded to each named executive officer during 2017 are shown in the Grants of Plan-Based Awards table.  The PSUs entitle recipients to shares of common stock and accrued dividends at the end of a three-year vesting period.  Recipients will earn shares, totaling between 25% and 175% of the number of units issued based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three-year period, provided that no shares will be earned if threshold performance is not met. The value of the PSUs included in the table is the grant date fair value based on probable outcomes at the date of grant.  The value of each of the PSU awards at grant date for each of the named executive officers assuming the highest level of performance (175%) and based on the closing price of $45.67 for our Common Stock on the February 22, 2017 grant date, would be as follows:

Name	Fair Value at Grant Date	Maximum Value at Grant Date
Mitchell Feiger	$828,326	$1,416,387
Randall T. Conte	184,202	314,975
Mark A. Hoppe	465,671	796,268
Jill E. York	198,972	340,230
Mark A. Heckler	184,202	314,975

(2)
The amounts in this column present the grant date fair value of stock options awarded to the named executive officers in 2017 and do not reflect the value of shares received or which may be received in the future with respect to such stock options. The assumptions used to determine the value of these awards are set forth in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018. The number and grant date fair value of stock options awarded to each named executive officer during 2017 are shown in the Grants of Plan-Based Awards table.

(3)
Represents short-term variable cash incentive (annual bonus) awards earned.  Not included in the 2017 amounts in the table are the portions of their incentive awarded in the form of restricted stock units granted under our Amended and Restated Omnibus Incentive Plan.  The amounts of these awards for Mr. Conte, Ms. York, and Mr. Heckler were approximately $25,000, $44,000, and $57,000 respectively, resulting in grants of 597, 1,061, and 1,378 restricted stock units, respectively, on February 28, 2018, which are scheduled to vest ratably over two years (50% per year) from the grant date.

(4)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $329,610, supplemental disability insurance premiums paid on Mr. Feiger’s behalf of $4,153 and 401(k) matching and profit sharing contributions of $22,866.  Also includes the value of a leased automobile provided to Mr. Feiger of $13,888 and club dues paid on behalf of Mr. Feiger of $26,605.

(5)	Amount is higher than nominal annual base salary due to the extra pay period in 2015.

(6)
Includes non-qualified supplemental retirement contributions under our stock deferred compensation plan of $40,185 and 401(k) matching and profit sharing contributions of $22,866.  Also includes the value of a leased automobile provided to Mr. Conte of $10,780.

(7)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $95,500 and 401(k) matching and profit sharing contributions of $22,866.  Also includes the value of a leased automobile provided to Mr. Hoppe of $12,123 and club dues paid on behalf of Mr. Hoppe of $21,345.

(8)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $45,828 and 401(k) matching and profit sharing contributions of $22,866.  Also includes the value of a leased automobile provided to Ms. York of $11,937 and club dues paid on behalf of Ms. York of $11,343.

(9)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $37,560 and 401(k) matching and profit sharing contributions of $22,866.  Also includes the value of a leased automobile provided to Mr. Heckler of $8,449 and club dues paid on behalf of Mr. Heckler of $13,173.

Each of Messrs. Feiger and Hoppe has an employment agreement with the Company.  Each of Messrs. Conte and Heckler and Ms. York has a change-in-control severance agreement with the Bank.  For descriptions of these agreements, see “Employment and Other Agreements with Named Executive Officers.”  Explanations of the amounts of salary and bonus in proportion to total compensation are provided under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards
(2017)

The following table and explanatory footnotes provide certain information with respect to grants of plan-based awards to the named executive officers during 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other: Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mitchell Feiger	2/22/2017	$—	$1,017,500	$2,543,750	—	—	—	—		—	—	$—
	2/22/2017	—	—	—	—	—	—	14,178	(5)	—	—	647,509
	2/22/2017	—	—	—	—	—	—	3,394	(6)	—	—	155,004
	2/22/2017	—	—	—	4,431	17,722	31,014	—		—	—	828,326
	2/22/2017	—	—	—	—	—	—	—		16,968	$45.67	161,875

Randall T. Conte	2/22/2017	$—	$337,500	$843,750	—	—	—	—		—	—	$—
	2/22/2017	—	—	—	—	—	—	3,153	(5)	—	—	143,998
	2/22/2017	—	—	—	—	—	—	963	(6)	—	—	43,980
	2/22/2017	—	—	—	985	3,941	6,897	—		—	—	184,202
	2/22/2017	—	—	—	—	—	—	—		3,774	$45.67	36,004

Mark A. Hoppe	2/22/2017	$—	$525,000	$1,312,500	—	—	—	—		—	—	$—
	2/22/2017	—	—	—	—	—	—	7,970	(5)	—	—	363,990
	2/22/2017	—	—	—	—	—	—	942	(6)	—	—	43,021
	2/22/2017	—	—	—	2,491	9,963	17,435	—		—	—	465,671
	2/22/2017	—	—	—	—	—	—	—		9,539	$45.67	91,002

Jill E. York	2/22/2017	$—	$364,140	$910,350	—	—	—	—		—	—	$—
	2/22/2017	—	—	—	—	—	—	3,405	(5)	—	—	155,506
	2/22/2017	—	—	—	—	—	—	1,051	(6)	—	—	47,999
	2/22/2017	—	—	—	1,064	4,257	7,450	—		—	—	198,972
	2/22/2017	—	—	—	—	—	—	—		4,075	$45.67	38,876

Mark A. Heckler	2/22/2017	$—	$337,500	$843,750	—	—	—	—		—	—	$—
	2/22/2017	—	—	—	—	—	—	3,153	(5)	—	—	143,998
	2/22/2017	—	—	—	—	—	—	1,073	(6)	—	—	49,004
	2/22/2017	—	—	—	985	3,941	6,897	—		—	—	184,202
	2/22/2017	—	—	—	—	—	—	—		3,774	$45.67	36,004

(1)
Represents threshold, target and maximum amount potentially payable under 2017 annual incentive awards.  The threshold amount is the amount that would have been payable if the minimum scores had been achieved. Target is the amount payable if Company-wide and individual scores had been 100%. The maximum amount reflects the highest amount payable for maximum scoring (200%) for each of the Company-wide and individual scores. For 2017, the maximum payout under our short-term variable incentive plan was set at 250% of target, which is reflected in above.  The actual amounts earned for 2017 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and footnote (3) to that column.  For additional information, see “Compensation Discussion and Analysis-Short-Term Variable Incentive (Annual Bonus).”

(2)
Represents PSUs granted under our Amended and Restated Omnibus Incentive Plan. Each PSU represents the right to receive one share of our Common Stock and accumulated dividends.  Recipients will earn performance shares, totaling between 25% and 175% of the number of PSUs granted, based on the Company's total stockholder return (“TSR”) relative to a specified peer group of financial institutions over a three-year period. The threshold number of the PSUs is the number of shares payable for achievement at the 25th percentile, the target number of 100% of the PSUs is payable for achievement at the 50th percentile and the maximum number of 175% of the PSUs is payable for achievement at or above the 75th percentile. No shares will be earned if the relative TSR is below the 25th percentile. More information regarding the PSUs and 2017 awards can be found in the Compensation Discussion and Analysis and Outstanding Equity Awards table.

(3)
Represents a stock option under our Amended and Restated Omnibus Incentive Plan that is scheduled to vest ratably over four years (25% per year) from the grant date, subject to continued employment. For additional information regarding the terms of this award, see “Compensation Discussion and Analysis—Long-Term Incentives.”

(4)
Represents the grant date fair value of the award determined in accordance with ASC Topic 718.  The assumptions used in calculating the grant date fair value of these awards are included in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018.

(5)
Represents restricted stock and restricted stock unit awards (and accumulated dividends) under our Amended and Restated Omnibus Incentive Plan that is scheduled to vest ratably over four years (25% per year) from the grant date, subject to continued employment. For additional information regarding the terms of this award, see “Compensation Discussion and Analysis—Long-Term Incentive.”

(6)
Represents restricted stock award (and accumulated dividends) under our Amended and Restated Omnibus Incentive Plan that is scheduled to vest ratably over two years (50% per year) from the grant date. For additional information regarding the terms of this award, see "Compensation Discussion and Analysis - Long-Term Incentives."

Outstanding Equity Awards at Fiscal Year-End
(2017)

The following table and explanatory footnotes provide information with respect to all stock options and unvested stock awards held at December 31, 2017 by the named executive officers.  Vesting and other information relating to these awards set forth in the footnotes below assumes continued employment through the vesting date and is subject to acceleration of vesting in certain circumstances.  See “Potential Payments on Termination of Employment or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mitchell Feiger	54,108	—	—	$29.00	6/25/2018	—		$—	—		$—
	66,275	—	—	24.65	6/25/2018	—		—	—		—
	23,124	—	—	20.40	8/29/2022	—		—	—		—
	18,988	—	—	27.09	8/28/2023	—		—	—		—
	14,736	4,912	—	29.80	2/26/2024	—		—	—		—
	7,018	7,016	—	31.26	2/25/2025	—		—	—		—
	5,120	15,360	—	30.33	2/24/2026	—		—	—		—
	—	16,968	—	45.67	2/22/2027	—		—	—		—
	—	—	—	—	—	4,187	(3)	186,405	—		—
	—	—	—	—	—	7,290	(4)	324,551	—		—
	—	—	—	—	—	—		—	18,228	(5)	811,511
	—	—	—	—	—	13,998	(6)	623,191	—		—
	—	—	—	—	—	1,202	(7)	53,513	—		—
	—	—	—	—	—	—		—	23,330	(8)	1,038,652
	—	—	—	—	—	14,178	(9)	631,205	—		—
	—	—	—	—	—	3,394	(10)	151,101	—		—
	—	—	—	—	—	—		—	17,722	(11)	788,983

Randall T. Conte	1,742	1,740	—	$31.26	2/25/2025	—		$—	—		$—
	1,181	3,540	—	30.33	2/24/2026	—		—	—		—
	—	3,774	—	45.67	2/22/2027	—		—	—		—
	—	—	—	—	—	1,808	(4)	80,492	—		—
	—	—	—	—	—	—		—	4,523	(5)	201,364
	—	—	—	—	—	3,227	(6)	143,666	—		—
	—	—	—	—	—	140	(7)	6,233	—		—
	—	—	—	—	—	—		—	5,378	(8)	239,429
	—	—	—	—	—	3,153	(9)	140,372	—		—
	—	—	—	—	—	963	(10)	42,873	—		—
	—	—	—	—	—	—		—	3,941	(11)	175,453

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mark A. Hoppe	5,604	5,603	—	$31.26	2/25/2025	—		$—	—		$—
	2,963	8,889	—	30.33	2/24/2026	—		—	—		—
	—	9,539	—	45.67	2/22/2027	—		—	—		—
	—	—	—	—	—	11,447	(12)	509,620	—		—
	—	—	—	—	—	5,822	(4)	259,195	—		—
	—	—	—	—	—	—		—	14,555	(5)	647,989
	—	—	—	—	—	8,100	(6)	360,612	—		—
	—	—	—	—	—	—		—	13,501	(8)	601,065
	—	—	—	—	—	7,970	(9)	354,824	—		—
	—	—	—	—	—	942	(10)	41,938	—		—
	—	—	—	—	—	—		—	9,963	(11)	443,553

Jill E. York	26,344	—	—	$29.00	6/25/2018	—		$—	—		$—
	4,056	—	—	24.65	6/25/2018	—		—	—		—
	7,229	—	—	20.40	8/29/2022	—		—	—		—
	6,624	—	—	27.09	8/28/2023	—		—	—		—
	4,695	1,564	—	29.80	2/26/2024	—		—	—		—
	2,256	2,256	—	31.26	2/25/2025	—		—	—		—
	1,516	4,546	—	30.33	2/24/2026	—		—	—		—
	—	4,075	—	45.67	2/22/2027	—		—	—		—
	—	—	—	—	—	1,333	(3)	59,345	—		—
	—	—	—	—	—	2,344	(4)	104,355	—		—
	—	—	—	—	—	—		—	5,861	(5)	260,932
	—	—	—	—	—	4,143	(6)	184,446	—		—
	—	—	—	—	—	560	(7)	24,931	—		—
	—	—	—	—	—	—		—	6,905	(8)	307,411
	—	—	—	—	—	3,405	(9)	151,591	—		—
	—	—	—	—	—	1,051	(10)	46,791	—		—
	—	—	—	—	—	—		—	4,257	(11)	189,522

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mark A. Heckler	3,825	—	—	$12.09	7/22/2019	—		$—	—		$—
	4,100	—	—	17.20	7/28/2020	—		—	—		—
	4,343	—	—	20.40	8/29/2022	—		—	—		—
	4,241	—	—	27.09	8/28/2023	—		—	—		—
	3,006	1,001	—	29.80	2/26/2024	—		—	—		—
	1,538	1,538	—	31.26	2/25/2025	—		—	—		—
	1,173	3,516	—	30.33	2/24/2026	—		—	—		—
	—	3,774	—	45.67	2/22/2027	—		—	—		—
	—	—	—	—	—	853	(3)	37,976	—		—
	—	—	—	—	—	1,598	(4)	71,143	—		—
	—	—	—	—	—	—		—	3,995	(5)	177,857
	—	—	—	—	—	3,204	(6)	142,642	—		—
	—	—	—	—	—	742	(7)	33,034	—		—
	—	—	—	—	—	—		—	5,341	(8)	237,781
	—	—	—	—	—	3,153	(9)	140,372	—		—
	—	—	—	—	—	1,073	(10)	47,770	—		—
	—	—	—	—	—	—		—	3,941	(11)	175,453

(1)
Option expires on tenth anniversary of grant date and vests 100% on fourth anniversary of grant date, except for the options that expire on February 26, 2024, February 25, 2025, February 24, 2026, and February 22, 2027 which vest ratably over four years (25% per year) from the February 26, 2014, February 25, 2015, February 24, 2016, and February 22, 2017 grant date, respectively.

(2)	Reflects the value as calculated based on the number of unvested shares or units as of December 31, 2017 and the closing price of our Common Stock on December 31, 2017 of $44.52.

(3)	Restricted stock and stock unit award granted on February 26, 2014 and scheduled to vest ratably over four years (25% per year).

(4)	Restricted stock and stock unit award granted on February 25, 2015 and scheduled to vest ratably over four years (25% per year).

(5)
PSUs granted on February 25, 2015, which entitle recipients to shares of common stock at the end of a three-year vesting period.  Recipients were eligible to earn shares, totaling between 25% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three-year period, provided that no shares could be earned if threshold performance was not met. In accordance with SEC rules, the PSUs are included in the preceding table as if the recipient earned 100% (the target number) of the units issued, based on the Company's below median total stockholder return relative to a specified peer group of financial institutions from grant date to year end. Following the end of the three-year vesting period on February 25, 2018, it was determined that threshold performance was not met and no amounts were paid with respect to these PSUs.

(6)	Restricted stock and stock unit award granted on February 24, 2016 and scheduled to vest ratably over four years (25% per year).

(7)	Restricted stock and stock unit award granted on February 24, 2016 and scheduled to vest ratably over two years (50% per year).

(8)
PSUs granted on February 24, 2016, which entitle recipients to shares of common stock at the end of a three year vesting period.  Recipients will earn shares, totaling between 25% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period, provided that no shares will be earned if threshold performance is not met. In accordance with SEC rules, the PSUs are included in the preceding table as if the recipient earned 100% (the target number) of the units issued, based on the Company's below median total stockholder return relative to a specified peer group of financial institutions from grant date to year end.

(9)	Restricted stock and stock unit award granted on February 22, 2017 and scheduled to vest ratably over four years (25% per year).

(10)	Restricted stock and stock unit award granted on February 22, 2017 and scheduled to vest ratably over two years (50% per year).

(11)
PSUs granted on February 22, 2017, which entitle recipients to shares of common stock at the end of a three year vesting period.  Recipients will earn shares, totaling between 25% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period, provided that no shares will be earned if threshold performance is not met. In accordance with SEC rules, the PSUs are included in the preceding table as if the recipient earned 100% (the target number) of the units issued, based on the Company's below median total stockholder return relative to a specified peer group of financial institutions from grant date to year end.

(12)	Restricted stock award granted on August 18, 2014 and scheduled to vest ratably over four years (25% per year).

Option Exercises and Stock Vested
(2017)

The following table and explanatory footnotes provide information about stock options exercised and stock awards vested during the year ended December 31, 2017 for each named executive officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Mitchell Feiger	41,714	$363,329	51,441	$2,293,561
Randall T. Conte	—	—	4,628	210,250
Mark A. Hoppe	—	—	21,837	915,589
Jill E. York	26,004	293,907	16,572	738,292
Mark A. Heckler	13,804	298,190	10,998	490,308

(1)
Certain shares acquired on the exercise were used to satisfy the exercise cost and tax withholding related to the option awards. Net shares received by the named executive officer were as follows: Mr. Feiger - 4,637 shares and Ms. York - 6,857 shares.

(2)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

(3)	Represents the value realized upon vesting of restricted stock and performance share awards, based on the market value of the shares on the vesting date.

Non-Qualified Deferred Compensation
(2017)

The following table, explanatory footnotes and narrative provide information about non-qualified deferred compensation payable to each named executive officer under our Non-Stock Deferred Compensation Plan and Stock Deferred Compensation Plan, and, in the case of Mr. Hoppe, cash amounts payable under Taylor Capital awards and balances credited under the Taylor Capital deferred compensation plan assumed by the Company as a result of the MB-Taylor Capital Merger (see footnote (5) below):

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Mitchell Feiger	$84,466	$329,610	$1,086,453	$—	$6,411,442
Randall T. Conte	40,311	40,185	32,380	—	304,286
Mark A. Hoppe	140,000	95,500	136,365	—	1,918,493	(5)
Jill E. York	36,414	45,828	118,622	(30,776)	850,170
Mark A. Heckler	14,400	37,560	39,939	—	398,511

(1)	All amounts are reported as compensation for 2017 in the Summary Compensation Table under the “Salary” column.

(2)
Amount represents contributions accrued by the Company for 2017 and paid into the non-qualified deferred compensation plan in 2018.  All of the amounts shown are reported as compensation for 2017 in the Summary Compensation Table under the “All Other Compensation” column.

(3)
None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.

(4)
Of the aggregate balances shown, the following amounts were reported as compensation earned by the named executive officers in the Company’s Summary Compensation Table for the last year and for prior years: Mr. Feiger - $3,628,882; Mr. Conte - $263,480; Mr. Hoppe - $804,069; Ms. York - $590,640; and Mr. Heckler - $217,280.

(5)
Aggregate balance at last FYE includes the vested amount of $917,314 which we assumed as a result of the Taylor Capital merger for Mr. Hoppe and credited under the Taylor Capital Deferred Compensation Plan. No contributions were credited under the Taylor Capital Deferred Compensation Plan in 2015, 2016, and 2017 and no contributions may be credited in future years. The balance is debited or credited based on performance of one or more mutual funds and will be payable following termination of employment.

Certain of our officers, including each of the named executive officers, are permitted to defer up to 100% of their base annual salary, annual bonus and/or compensation for service as a director, under one of our two non-qualified deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan.  For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in our Common Stock purchased on the open market, except for such amounts of cash as the plan trustee deems necessary for the proper operation of the plan trust.  For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds, which in turn are based on certain mutual funds selected from time to time by the our Board of Directors to act as investment measurement devices.  The executive selects the particular measurement funds for his or her account.

An executive is always 100% vested in his or her account balance, including any employer contributions which may be made by us in our discretion.  With certain exceptions, our deferred compensation obligations to an executive generally will be paid after the earlier of (1) a fixed payment date, if any, as may be selected by the executive in accordance with the plan’s short-term payout provisions, or (2) the termination of the executive’s employment or service or a qualifying change in control of the Company.  Payments made pursuant to the executive’s election to be paid in connection with the short-term payout provisions of the plan generally will be made in a lump sum.  A payout triggered by the termination of the executive’s employment or a change in control generally will be made in a lump sum unless the executive has made a proper election under the plan to be paid in installments.  Elections and payments are subject to compliance with tax code section 409A, including a six-month delay in payments triggered on termination of employment.  The plans provide for early withdrawal, with the approval of the Organization and Compensation Committee, of a participant’s account balance in the event of an unforeseeable financial emergency.  All distributions under the stock plan are made in shares of our Common Stock, except for fractional shares, which are paid in cash.  All distributions under the non-stock plan are made in cash.

Employment and Other Agreements with Named Executive Officers

Employment Agreement with Mr. Feiger.  We are party to a December 2008 amended and restated employment agreement with Mr. Feiger. Mr. Feiger’s employment agreement provides for a three-year term that is extended by one day on a daily basis (so that the term of the agreement is always three years) unless the Company gives notice that the extensions will cease.  The employment agreement entitles Mr. Feiger to an annual base salary of not less than $600,000 and an annual target bonus opportunity of not less than 60% of his base salary.

The employment agreement entitles Mr. Feiger to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, including but not limited to, payment by the Company of certain club dues and the use of a company car, and to long-term disability coverage and benefits as in effect on the date of the employment agreement, to the extent available at reasonable cost.  Mr. Feiger is entitled to a post-employment health benefit (the “Post-Employment Health Benefit”) which provides Company-paid health coverage for Mr. Feiger and his eligible dependents until Mr. Feiger becomes eligible for Medicare benefits.  The employment agreement also provides that on each December 31st during the term of the agreement, provided that he is then employed by the Company, Mr. Feiger will receive a fully-vested employer contribution to his account under the Company’s non-stock non-qualified deferred compensation plan in an amount equal to 20% of his base salary then in effect (the “Deferred Compensation Contribution”).  In the event of a change in control, Mr. Feiger is entitled to an acceleration of the deferred compensation contributions that would be made through 2018, the year he will reach age 60.

The employment agreement provides that Mr. Feiger is to be considered for annual LTI awards, with the expectation, but not a requirement, that his awards will have a value on the date of grant, at target, equal to 100% of his salary earned for the preceding calendar year.  The mix and terms and conditions of Mr. Feiger’s awards generally will be the same as the awards made at the same time to the other senior officers of the Company, provided that any stock option granted to Mr. Feiger will have a term of ten years (or such other period as applies under the terms of stock options granted at the same time to other senior officers), may be subject to a vesting schedule, provided that any such vesting will continue following an “involuntary termination” (as defined below) of Mr. Feiger’s employment and will accelerate in the event of Mr. Feiger’s death or disability or in the event of a “change in control” (as defined below) if the unvested portion of the stock option would otherwise terminate, in whole or in part, by reason of the change in control, and have post-employment exercise periods.

The term “involuntary termination” is defined to include termination of Mr. Feiger’s employment by the Company (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, or by Mr. Feiger following a material reduction of or interference with his duties, responsibilities or benefits without his consent or within 90 days after he receives written notice from the Company that the term of the agreement will not be extended (referred to below as a “Non-Extension Termination”), provided that Mr. Feiger has given timely and proper notice to the Company and the Company does not timely cure the circumstances giving Mr. Feiger the right to terminate.

The term “change in control” is defined to mean the occurrence of any of the following:  (i) any person becomes the beneficial owner of 35% or more of the voting stock of the Company or the Bank; (ii) individuals who were directors of the Company on the date of the employment agreement (referred to as the “incumbent board”) cease to represent a majority of the Board of Directors, except to the extent new directors are supported by the incumbent board; (iii) consummation of a reorganization, merger or consolidation of the Company or the Bank, other than, in the case of the Company, a transaction where the Company’s stockholders prior to the transaction hold more than 60% of the outstanding shares of the resulting entity following the transaction, or, in the case of the Bank, a transaction where the Company owns more than 50% of the outstanding securities of the resulting institution; or (iv) consummation of a sale of all or substantially all of the assets of the Company or the Bank or approval by the stockholders of the Company or the Bank of a plan of complete liquidation of the Company or the Bank.

If Mr. Feiger is involuntarily terminated prior to and not in connection with a change in control, he will receive monthly payments equal to the sum of one-twelfth of his then-current base salary, one-twelfth of the average annual cash incentive bonuses for the two full calendar years preceding the date of termination, and one-twelfth of the amount of the Deferred Compensation Contribution that he otherwise would have received on the next December 31st, based on his then-current base salary.  These payments will continue until the end of the agreement’s term unless the involuntary termination is a Non-Extension Termination, in which case the payments will continue for 18 months after the date of termination.  Mr. Feiger will also receive the Post-Employment Health Benefit and all other accrued but unpaid amounts to which he is entitled under the agreement, including any unpaid salary, bonus, expense reimbursements and vested employee benefits.  These other amounts are referred to below as “Accrued Compensation.”

The employment agreement provides that if Mr. Feiger is involuntarily terminated in connection with or within 18 months following a change in control, then he will receive a lump sum amount in cash equal to three times the sum of his then current base salary and target annual bonus, instead of the monthly payments described above.  He will also receive any Accrued Compensation and the Post-Termination Health Benefit.

If Mr. Feiger voluntarily terminates his employment for a reason that does not constitute “involuntary termination,” if the Company terminates Mr. Feiger’s employment after he has been disabled for one year, or if Mr. Feiger’s employment terminates due to death, then in any such case the Company’s only obligations under the agreement will be the payment of any Accrued Compensation and provision of the Post-Employment Health Benefit (to Mr. Feiger’s surviving spouse and eligible dependents, if the termination is due to Mr. Feiger’s death).  If Mr. Feiger’s employment is terminated for cause or for specified misconduct on his part under the federal banking laws, the Company’s only post-termination obligation under the agreement will be the payment of any Accrued Compensation.

The employment agreement imposes non-competition and non-solicitation covenants that will apply for one year following the termination of Mr. Feiger’s employment for any reason.  If Mr. Feiger breaches these covenants following an involuntary termination of his employment, the Company will be entitled to recover any amounts paid to him as a result of that termination.

Employment Agreement with Mr. Hoppe. In connection with our acquisition of Taylor Capital, we entered into an employment agreement with Mr. Hoppe, then President and Chief Executive Officer of Taylor Capital and Cole Taylor Bank. The employment agreement became effective when Mr. Hoppe became President and Chief Executive Officer of the Bank upon closing of the MB-Taylor Capital Merger in August 2014. In October 2017, we entered into an amended and restated employment agreement with Mr. Hoppe.

As amended and restated, Mr. Hoppe’s employment agreement provides for an employment term through December 31, 2022. Under the amended and restated employment agreement, effective January 1, 2018, Mr. Hoppe’s base salary was adjusted to $450,000 and his annual bonus target and an annual target grant date value for LTI awards were adjusted to 75% and 80% of current base salary, respectively.

Under the amended and restated employment agreement, upon an involuntary termination of Mr. Hoppe's employment other than for cause prior to January 1, 2020, Mr. Hoppe will be entitled to: (i) any earned but unpaid annual cash bonus for the calendar year preceding the year of termination; (ii) 24 monthly payments equal to one-twelfth of his annual base salary plus target annual bonus, in each case based on the $700,000 base salary and $525,000 target annual bonus in effect in 2017 (or a lump sum payment equal to three times such annual base salary plus target annual bonus if the termination is also in connection with or within 24 months following a change in control); and (iii) up to 18 monthly payments equal to 150% of the monthly premium paid by him for COBRA coverage. If such involuntary termination occurs on or after January 1, 2020, Mr. Hoppe would be entitled to severance payments based upon his then current base salary and target annual bonus. The monthly severance payments would be for 12 months (instead of 24) and the change-in-control severance would be based on a multiple of two (instead of three). The disposition of Mr. Hoppe’s LTI awards upon termination of his employment will be governed by the terms of those award.

Mr. Hoppe's right to severance benefits under his employment agreement is contingent upon his execution of a release of claims, as well as his compliance with restrictive covenants contained in a separate protective covenants agreement. Mr. Hoppe is not entitled to a golden parachute excise tax gross-up.

Change in Control Severance Agreements.  The Bank has entered into Change in Control Severance Agreements with its named executive officers (other than Mr. Feiger and Mr. Hoppe).  The Change in Control Severance Agreement with Ms. York has been in effect since December 2008 (with predecessor agreements in place prior to that time). We entered into a Change in Control Severance Agreement with Mr. Conte at the time of the Taylor Capital merger in August 2014, and with Mr. Heckler in 2011 in connection with his becoming an executive officer.  Each agreement is for a three-year term, which is automatically extended for one year on each anniversary of the agreement (so that the agreement has a three-year term following the extension).

Each agreement provides that if a change in control of the Company or the Bank occurs, and within 24 months thereafter the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to receive the following severance benefits:

•	a lump sum amount in cash equal to the executive’s annual base salary multiplied by two;

•	a lump sum amount in cash equal to the executive’s average annual bonus over the last two complete fiscal years multiplied by two;

•	immediate vesting of all of the executive’s benefits under all non-qualified retirement plans of the Bank and its affiliates in which the executive participates; and

•
continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive’s termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer.

In addition, the executive will be entitled to the severance benefits described above if:  (1) within 24 months after a change in control of the Company or the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Company or the Bank, the Bank or any successor to the Bank breaches any provision of the agreement; or (3) the executive’s employment is involuntary terminated without just cause within six months prior to a change in control that occurs during the term of the agreement and either (a) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in a change in control or (b ) the executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

The term “good reason” is defined to include a specified reduction in the executive’s annual base salary and bonus opportunity or duties, significant diminution in position, authority or responsibilities or a required relocation. The definition of the term “change in control” contained in the change in control severance agreements is the same as the definition of that term in Mr. Feiger’s employment agreement as described above, except that, consistent with the original terms of this change in control severance agreement for Ms. York, a reorganization, merger or consolidation involving the Company will constitute a change in control if the Company’s stockholders following the transaction own less than 70% (compared to 60% in Mr. Feiger’s employment agreement) of the outstanding shares of the resulting entity following the transaction.

Tax Gross-Up Agreements.  We are parties to legacy tax gross-up agreements with Mr. Feiger and Ms. York which have been in effect since December 2008 (with predecessor agreements in place prior to that time).  Each tax gross-up agreement provides that if the executive becomes entitled to receive payments or benefits in connection with a change in control, whether under his or her employment or change in control severance agreement, as applicable, or otherwise, then to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, the executive generally will be paid an additional amount (referred to as a “gross-up payment”) that will offset on an after tax basis, the effect of any excise tax consequently imposed upon him or her under Section 4999 of the Internal Revenue Code, provided the payments subject to the excise tax exceed a certain threshold amount. If the payments subject to the exercise tax do not exceed the threshold amount, the payments will be reduced to the extent necessary to fall below the amount at which the excise tax would be imposed. See “Compensation Discussion and Analysis-Employment Agreements; Change in Control Severance Agreements.”  The term “change in control” is defined generally as a change in ownership of the Company or a significant financial institution subsidiary of the Company triggers the applicability of Section 280G and 4999.

The Company has not entered into any agreements obligating the Company to pay an excise tax gross-up since 2009.  As a result, Messrs. Hoppe, Conte and Heckler are not parties to tax gross-up agreements.

Potential Payments Upon Termination of Employment or Change in Control

The following table and explanatory footnotes describe the amounts that each of named executive officers would be entitled to receive following certain types of terminations of employment or in connection with a change in control. The amounts shown in the following table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2017 (the last day of the Company’s 2017 fiscal year), and that the value of a share of the Company’s stock on that day was $44.52, the closing price on December 29, 2017 (the last trading day of the Company’s 2017 fiscal year). In addition, consistent with the SEC’s rules, the table does not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include: benefits accrued under the qualified 401(k) plan in which all employees generally are eligible to participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally; amounts accumulated under the deferred compensation plans; and options that have vested and become exercisable prior to the termination of employment in the circumstances indicated or change in control.

Since 2012, we have included “double trigger” change in control vesting provisions in all of the long-term incentive awards under our Amended and Restated Omnibus Incentive Plan. Unvested awards do not automatically vest upon a change in control, so long as the awards are continued in a qualifying manner after the change in control. A continuing award qualifies if the award has a value at least equal to the value of the replaced award (the value of PSUs will be based on performance through the date of the change in control), the award relates to publicly traded equity securities of the Company or its successor following the change in control, and the award has terms and conditions (such as vesting and time of payment) not less favorable than in effect before the change in control. Vesting and payment of continuing awards will accelerate in the event of involuntary termination of employment after the change in control under circumstances in which severance benefits become payable. If the awards are not continued as qualifying awards, vesting and payment will be accelerated upon the change in control.

The table below illustrates the incremental amounts that what would have been paid on December 31, 2017, in the event of termination of employment in the circumstances indicated or change in control.

Termination and Change in Control Scenarios

Executive Benefits and Payments upon Termination	Voluntary	Involuntary Not for Cause		For Cause	Involuntary in Connection With or After a Change of Control		Upon a Change of Control but No Termination of Employment Occurs		Death	Disability
Mitchell Feiger
Compensation Continuation or Lump Sum Amount	$—	$6,045,175	(1)	$—	$5,598,094	(2)	$179,821	(3)	$—	$392,900	(4)
Acceleration of Long-Term Incentives (5)	—	4,992,407		—	4,992,407		—		4,992,407	4,992,407
Post-Employment Healthcare Benefits (6)	161,183	161,183		—	161,183		—		107,455	161,183
Total Benefits to be Received	$161,183	$11,198,765		$—	$10,751,684		$179,821		$5,099,862	$5,546,490

Randall T. Conte
Compensation Continuation or Lump Sum Amount	$—	$—		$—	$1,391,822	(2)	$—		$—	$—
Acceleration of Long-Term Incentives (5)	—	1,103,187		—	1,103,187		—		1,103,187	1,103,187
Post-Employment Healthcare Benefits (6)	—	—		—	42,116		—		—	—
Total Benefits to be Received	$—	$1,103,187		$—	$2,537,125		$—		$1,103,187	$1,103,187

Mark A. Hoppe
Compensation Continuation or Lump Sum Amount	$—	$2,450,000		$—	$3,605,347	(2)	$—		$—	$—
Acceleration of Long-Term Incentives (5)	—	3,419,227		—	3,419,227		—		3,419,227	3,419,227
Post-Employment Healthcare Benefits (6)	—	31,724		—	31,724		—		—	—
Total Benefits to be Received	$—	$5,900,951		$—	$7,056,298		$—		$3,419,227	$3,419,227

Jill E. York
Compensation Continuation or Lump Sum Amount	$—	$—		$—	$1,534,759	(2)	$—		$—	$—
Acceleration of Long-Term Incentives (5)	—	1,446,769		—	1,446,769		—		1,446,769	1,446,769
Post-Employment Healthcare Benefits (6)	—	—		—	50,992		—		—	—
Total Benefits to be Received	$—	$1,446,769		$—	$3,032,520		$—		$1,446,769	$1,446,769

Mark A. Heckler
Compensation Continuation or Lump Sum Amount	$—	$—		$—	$1,372,014	(2)	$—		$—	$—
Acceleration of Long-Term Incentives (5)	—	1,149,049		—	1,149,049		—		1,149,049	1,149,049
Post-Employment Healthcare Benefits (6)	—	—		—	60,912		—		—	—
Total Benefits to be Received	$—	$1,149,049		$—	$2,581,975		$—		$1,149,049	$1,149,049

(1)
Represents 36 monthly compensation continuation (severance) payments of $167,922 each which would be paid to Mr. Feiger under his employment agreement for an involuntary termination, as described under “Employment and Other Agreements with Named Executive Officers-Employment Agreement with Mitchell Feiger.”  If the involuntary termination were a “Non-Extension Termination,” (as defined in Mr. Feiger’s employment agreement – see “Employment and Other Agreements with Named Executive Officers–Employment Agreement with Mr. Feiger”), payments would continue for only 18 months and would total $3,022,596.

(2)
Represents the lump sum severance amount which would be paid in the event the officer’s employment is “involuntarily terminated” in connection with or following a change in control of the Company – see “Employment and Other Agreements with Named Executive Officers.”  The lump sum severance amounts for Mr. Feiger and Mr. Hoppe reflect a reduction to avoid the excise tax.

(3)	Represents the acceleration of the deferred compensation contributions Mr. Feiger would receive through age 60.

(4)
Represents the total salary continuation payments payable to Mr. Feiger pursuant to his employment agreement, assuming that the Board of Directors exercises its right to discontinue these payments six months after it has determined that Mr. Feiger has become entitled to benefits under a disability plan or is otherwise unable to fulfill his duties under the employment agreement.

(5)
These amounts reflect the value of unvested restricted stock and restricted stock unit awards and stock options which vest in full in the circumstances indicated. The value of restricted stock and restricted stock units is based on the December 29, 2017 closing price of $44.52 per share.  The value of the stock options is based on the excess, if any, of the $44.52 closing market price and the option exercise price. The PSUs are assumed to pay out at 100% (the target number) based on the performance level achieved as of December 31, 2017. No amounts are shown under the “Upon a Change in Control but No Termination of Employment Occurs” column on the assumption the unvested awards continue as qualified awards after the change in control.

(6)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage.  Amount shown represents the present value of the portion of premium payments made by the Company (in the case of Mr. Feiger) or the Bank (in the case of each other named executive officer), assuming a 5% annual increase in premiums and a discount rate of 2.40%.

Organization and Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of the Company’s subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on the Organization and Compensation Committee of our Board of Directors.

CEO Pay Ratio

As required by the Dodd-Frank Act of 2010 and the SEC’s implementing rules, we are providing the following information about the relationship of the compensation of our CEO, Mr. Feiger, to the compensation of our median employee. The pay ratio set forth below is a reasonable estimate determined in a manner consistent with the SEC’s rules.

For 2017, our last completed fiscal year:

•	the annual total compensation of our median employee was $63,747;

•	the annual total compensation of our CEO was $4,105,837; and

•	the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 64 to 1.

To identify our median employee, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•	We determined that, as of October 1, 2017, our employee population consisted of 3,478 individuals (other than our CEO) with all of these individuals, except one, located in the United States.

•
To identify the “median employee” from our employee population, we compared the amount of Medicare wages for each employee as reflected in our payroll records during the first nine months of 2017. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation (as permitted by the SEC’s rules, we excluded our one employee outside the United States).

•
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the SEC’s rules for reporting compensation in the Summary Compensation Table.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement.

DIRECTOR COMPENSATION

For 2017, the fees payable to our directors for meeting attendance were as follows:

•	a fee for each Board meeting attended of $3,000;

•	a fee for each committee meeting attended of $1,000; and

•	a fee for each Executive Loan Committee meeting attended of $1,000.

For 2017, the annual retainers were as follows (the increases noted were approved in July 2017):

•	Board members (other than the Chairman), $74,000, increased from $70,000;

•	the Chairman of the Board, $104,000, increased from $100,000;

•	the Audit Committee chairperson, $15,000;

•	the Organization and Compensation Committee chairperson, $15,000;

•	the Nominating and Corporate Governance Committee chairperson, $10,000;

•	the Enterprise Risk Committee chairperson, $15,000; and

•	the Technology Committee chairperson, $10,000.

All fees earned for 2016 by the Company's directors could be deferred into our Stock Deferred Compensation Plan or Non-Stock Deferred Compensation Plan, described under “Non-Qualified Deferred Compensation.”  Up to 70% of fees not deferred could, in lieu of cash, be paid in five-year, immediately exercisable options to purchase Common Stock granted under our Amended and Restated Omnibus Incentive Plan and up to 100% of fees not deferred could be paid in shares of restricted stock granted under the Amended and Restated Omnibus Plan that vest on the first anniversary of the grant date.  Grants of stock options and restricted stock in lieu of director fees are made on the last business day of each calendar quarter.

We have Board-approved stock ownership guidelines applicable to the Company’s non-employee directors and the Company’s executive officers to further reinforce the alignment of the financial interests of these individuals with those of our long-term stockholders.   See “Compensation Discussion and Analysis—Stock Ownership Guidelines.” As of March 2017, each of our directors has met the stock ownership requirement, except Mr. Garg as he was appointed in October 2016.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on our Board of Directors in 2016.  During 2017, our CEO, Mr. Feiger did not receive any compensation for service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David P. Bolger	$153,000	$—	$—	$—	$—	$—	$153,000
C. Bryan Daniels	118,000	—	—	—	—	—	118,000
Sunil Garg	100,000	—	—	—	—	—	100,000
Charles J. Gries	151,000	—	—	—	—	—	151,000
James N. Hallene	95,550	—	51,450	—	—	—	147,000
Thomas H. Harvey	135,000	—	—	—	—	—	135,000
Richard J. Holmstrom	36,300	—	84,700	—	—	—	121,000
Karen J. May	—	114,000	—	—	—	—	114,000
Ronald D. Santo	152,750	—	—	—	—	—	152,750
Jennifer W. Steans (4)	112,000	—	—	—	—	—	112,000
Renee Togher	117,000	—	—	—	—	—	117,000

(1)
Includes amounts deferred under our stock and non-stock deferred compensation plan, as follows: Mr. Garg - $25,000 in stock deferred compensation plan; Mr. Gries - $151,000 in stock deferred compensation plan; Mr. Santo - $125,000 in non-stock deferred compensation plan; and Ms. Togher - $117,000 in stock deferred compensation plan.  Included in the fees paid to Mr. Santo is $27,750 for his service as chairman of the Bank.

(2)
The amount in this column is calculated using the grant date fair value of the awards under ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the dates the awards were made.  The awards reflected in the table represent grants of restricted stock in 2017 for director fees in lieu of cash to Ms. May for 2,586 shares.

(3)
The amounts in this column are calculated using the grant date fair value of the awards under ASC Topic 718, based on the fair value of the stock option awards as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018.  The option grants reflected in the table include grants in 2017 for director fees in lieu of cash to Messrs. Hallene and Holmstrom for 6,651 and 10,933 shares, respectively, which option awards vested immediately upon grant.  As of December 31, 2017, total shares underlying stock options held by the directors were as follows: Mr. Bolger – 75,013 shares; Mr. Hallene – 40,781 shares; Mr. Holmstrom – 13,514 shares; Ms. May – 20,742 shares; and Ms. Togher – 9,615 shares.

(4)	Resigned as a director effective December 31, 2017.

CERTAIN TRANSACTIONS

Related Party Transactions Policy

Our Code of Ethics and Conduct, which is applicable to all of our directors, officers and employees, contains a specific policy concerning the review, approval and monitoring of transactions directly or indirectly involving “related parties” (directors, executive officers, beneficial owners of more than 5% of the outstanding shares of our Common Stock and any immediate family members of these persons) and the Company.  The policy covers any transaction or series of similar transactions where the amount involved exceeds $100,000 in any calendar year, excluding transactions of the type which would not require disclosure in our proxy statement under SEC rules (without regard to the amount involved) as well as any loan to a related party made in compliance with our policy on loans to affiliates or any deposit or other customer relationship in the ordinary course of our business that is at arms-length and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Under the policy, related party transactions must be approved or ratified by the Nominating and Corporate Governance Committee of our Board of Directors.  The policy provides that the Nominating and Corporate Governance Committee should consider the following factors, among any others it deems appropriate, in making a decision whether to approve or ratify a transaction: (1) the extent of the related party’s interest in the transaction, (2) if applicable, the availability of other sources of comparable products or services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the fairness and expected benefits of the transaction to the Company, (5) the aggregate value of the transaction and (6) in the case of a transaction involving a director of the Company, whether the transaction would impair the independence of the director.

A copy of our Code of Conduct and Ethics is available on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Information” and then “Governance Documents.”

Transactions

Our directors and executive officers and their affiliates were customers of and have had transactions with the Bank.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to make loans, transactions in repurchase agreements and certificates of deposit and other depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.

Company Director Ronald D. Santo, who retired as Group President of MB Financial Bank in September 2008, receives lifetime coverage of continued premium payments by the Bank on long-term care insurance policies maintained for him and his spouse and coverage under a Medicare Supplemental Insurance Plan pursuant to the employment agreement he had with the Bank provided that the annual costs to the Bank are not to exceed $25,000.

Effective June 30, 2014, the Company entered into a letter agreement (the “Escrow Letter Agreement”) with certain principal stockholders of Taylor Capital (the “Principal Stockholders”) pursuant to which the Principal Stockholders agreed to be responsible for repayment of 60% of the restitution payments made by Taylor Capital’s subsidiary bank, Cole Taylor Bank, or MB Financial Bank, as successor to Cole Taylor Bank, under the Order to Cease and Desist and Order of Assessment of Civil Money Penalty Issued Upon Consent Pursuant to the Federal Deposit Insurance Act and the Illinois Banking Act, As Amended (the “Consent Order”) entered into by Cole Taylor Bank with the Board of Governors of the Federal Reserve System and the State of Illinois Department of Financial and Professional Regulation, Division of Banking, for a specified period of time calculated on an after-tax basis if the Company realizes a tax benefit therefrom.

The restitution payments are subject to a maximum of the lesser of: (i) $30,000,000; or (ii) the total amount of such restitution that relates to fees collected by the third party named in the Consent Order, with which Cole Taylor Bank previously had a deposit program relationship, from affected account holders between May 4, 2012 and June 30, 2014. Included among the Principal Stockholders are: (i) Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. (collectively, the “Prairie Entities”), with which C. Bryan Daniels, who became a director of the Company upon completion of the MB-Taylor Capital Merger, is affiliated as a managing member of the sole general partner of each of the Prairie Entities; and (ii) Jennifer W. Steans, who became a director of the Company upon completion of the MB-Taylor Capital Merger and resigned as a director of the Company effective December 31, 2017, and certain members of her extended family and various trusts and other entities affiliated therewith (collectively, the “Steans Family Members”).  Mr. Daniels has a 2.0% ownership interest in Prairie Capital IV, L.P. and a 2.62% ownership interest in Prairie Capital IV QP, L.P. and the Steans Family Members have an 18.05% ownership interest in Prairie Capital IV, L.P. and a 2.725% ownership interest in Prairie Capital IV QP, L.P.

Prairie Capital IV, L.P., Prairie Capital IV QP, L.P. and the Steans Family Members are obligated to contribute approximately 7.77%, 7.77% and 48.72%, respectively, toward the total repayment responsibility of the Principal Stockholders under the Escrow Letter Agreement.  The Escrow Letter Agreement originally provided that, during the four-year period after the closing of the MB-Taylor Capital Merger, the payment obligation of the Principal Stockholders would be secured by their deposit into escrow of cash or, with respect to the Prairie Entities, a letter of credit. The Escrow Letter Agreement was amended on December 16, 2016 to terminate the escrow arrangement effective December 15, 2016 (the “Escrow Termination Date”).  The Principal Stockholders, other than the Prairie Entities, will remain obligated for four years following the Escrow Termination Date on an unsecured basis.  The Prairie Entities will remain obligated on an unsecured basis for three years following the Escrow Termination Date.

PROPOSAL II.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Act and the SEC’s implementing rules, we are including in this proxy statement and will present at the Meeting an advisory (non-binding) proposal on executive compensation, commonly known as a “say-on-pay” proposal. This proposal gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. The proposal will be presented at the Meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty the Board. Nor will it affect any compensation paid or awarded to any executive. The Organization and Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

As discussed in “Executive Compensation-Compensation Discussion and Analysis,” the objective of our executive compensation philosophy and programs is to attract and retain experienced, highly qualified executives who are critical to our long-term success and enhancement of stockholder value using a market competitive, pay-for-performance approach. The say-on-pay vote at our annual meeting of stockholders held in 2017, which related to our 2016 executive compensation, was approved by approximately 97% of stockholder votes cast. You are encouraged to read the “Executive Compensation-Compensation Discussion and Analysis,” including the tables and narrative disclosure describing the 2017 compensation of our named executive officers.

In keeping with the preference expressed by our stockholders at our 2012 Annual Meeting, the Company currently holds “say-on-pay” votes annually. In accordance with the SEC rules, we are providing our stockholders with the opportunity to indicate their preference for the frequency of our future say-on-pay vote through their votes on Proposal III to be presented at this Annual Meeting.

Our Board of Directors believes that our executive compensation in 2017 continued to achieve the objective of our executive compensation philosophy and programs, and it therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III.  ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, in addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation (the “say-on-pay” vote), we are required this year to include in this Proxy Statement and present at the Meeting a non-binding stockholder vote on whether the say-on-pay vote should be held every one year, every two years, or every three years. At our 2012 Annual Meeting, when we were last required to hold this frequency vote, our stockholders expressed a preference to hold the say-on-pay vote every year, which we have done.

This advisory vote on the frequency of the say-on-pay vote is not binding, but the Board may take the results of this vote into account when considering the frequency of holding future advisory votes on executive compensation.

The Organization and Compensation Committee and the Board of Directors recognize the importance of receiving regular input from stockholders on important issues such as executive compensation. The Organization and Compensation Committee and the Board value the opinions expressed by stockholders in these votes. The Organization and Compensation Committee and the Board of Directors believe that they should continue to receive such advisory input annually.

Therefore, our Board of Directors, based on the recommendation of the Committee, recommends that stockholders vote in favor of holding future advisory votes on executive compensation every “ONE YEAR” (meaning every year).

PROPOSAL IV. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although stockholder ratification of the appointment of RSM US LLP is not required by our by-laws or otherwise, our Board of Directors is submitting this appointment to our stockholders for their ratification at the Meeting as a matter of good corporate practice. If the stockholders do not ratify the appointment of RSM US LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment of RSM US LLP is ratified by the stockholders at the Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.

RSM US LLP served as our independent registered public accounting firm for the year ended December 31, 2017.  Representatives of RSM US LLP have been invited to be present at the Meeting, and we expect that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Set forth below is information regarding fees for the various services provided to the Company by RSM US LLP during 2017 and 2016.

Audit Fees

2017.  RSM US LLP billed us $1.4 million for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, the audit under the standards for financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States (Government Auditing Standards), for the purpose of filing with the Government National Mortgage Association (GNMA), the audit of compliance with requirements applicable to U.S. Department of Housing and Urban Development (HUD)-Assisted Programs, agreed upon procedures with respect to the Company’s filing with HUD and attestation over compliance with applicable Regulation AB servicing criteria.

Additionally, this category included the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, and for reviews of certain Forms 8-K and Form S-3 filings as well as other documents associated with our capital raise.

2016.  RSM US LLP billed us $1.1 million for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, the audit under the standards for financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States (Government Auditing Standards), for the purpose of filing with the Government National Mortgage Association (GNMA), the audit of compliance with requirements applicable to U.S. Department of Housing and Urban Development (HUD)-Assisted Programs, agreed upon procedures with respect to the Company’s filing with HUD and attestation over compliance with applicable Regulation AB servicing criteria.

Additionally, this category included the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, and for reviews of certain Forms 8-K and Form S-4 filings.

Audit-Related Fees

2017.  RSM US LLP billed us $80 thousand for professional services rendered by it for the December 31, 2016 audit of our 401(k) profit sharing plan and the American Chartered Bank 401(k) Plan.

2016.  RSM US LLP billed us $50 thousand for professional services rendered by it for the December 31, 2015 audit of our 401(k) profit sharing plan.

Tax Fees

2017 and 2016.  RSM US LLP did not perform any professional services for us that would be considered in the tax fee category during the fiscal year ended December 31, 2017 or 2016.

All Other Fees

2017 and 2016.  RSM US LLP did not perform any professional services for us that would be considered in the all other fee category during the fiscal year ended December 31, 2017 or 2016.

Pre-Approval Policy

The Audit Committee has a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance regarding the specific services that are eligible for general pre-approval and provides the specific cost limits for each such service.  The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Audit Committee or if such services materially exceed specific pre-approved cost limits.  Under the policy, the term of any general pre-approval of services is 12 months from the date of general pre-approval, unless the Audit Committee specifically provides for a different period.

In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Audit Committee to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The policy prohibits the Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to the Company’s management.

None of the services provided by the independent registered public accounting firm described above in the fiscal years ended December 31, 2016 and 2017 were approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America, and annually attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  It is the Audit Committee's responsibility to monitor and oversee these processes and procedures.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2017, with management and with RSM US LLP, the Company’s independent registered public accounting firm for 2017.  The Audit Committee also has discussed with RSM US LLP the matters required to be discussed by Statement of Auditing Standards No. 1301, Communications with Audit Committees, as currently in effect.  Finally, the Audit Committee has received the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding RSM US LLP’s communications with the Audit Committee concerning independence as currently in effect, and discussed with RSM US LLP their independence.  Based upon the review and discussions described in this report, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors

Charles J. Gries, Chairman
David P. Bolger
Richard J. Holmstrom
Renee Togher

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file reports of ownership and changes of beneficial ownership with the Securities and Exchange Commission and to furnish us with copies of the reports they file.  Based solely on a review of the reports we received, or written representations from certain reporting persons, we believe that with respect to 2017 all reports were timely filed except for the inadvertent failure by each C. Bryan Daniels, Mitchell Feiger, and James N. Hallene to timely file a Form 4.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for the next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Company’s Corporate Secretary at MB Financial Center, 6111 North River Road, Rosemont, Illinois  60018 by December 3, 2018.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company's proxy materials), our charter and by-laws and Maryland law.

Our by-laws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in our proxy materials.  In order to be considered for presentation at the next annual meeting, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of our by-laws must be received by the Company's Secretary not earlier than the close of business on January 16, 2019 and not later than the close of business on February 15, 2019.  If, however, the date of the next annual meeting is before April 26, 2019 or after July 15, 2019, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by the Company.

FORM 10-K

This Proxy Statement is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission (excluding exhibits).  To request a copy of the 10-K with exhibits, or to obtain a copy of our 2017 Summary Annual Report, call or write to: Doria L. Koros, Secretary, MB Financial, Inc., 6111 N. River Road, Rosemont, Illinois 60018; tel. (847) 653-1992.  Alternatively, copies of these documents may be obtained from our website, www.mbfinancial.com, by clicking “Investor Relations.”

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone, facsimile, letter or electronically without additional compensation.

By Order of the Board of Directors
 Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 2, 2018

MB FINANCIAL, INC. 6111 N. RIVER ROAD ROSEMONT, IL 60018
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E43184-P05751	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MB FINANCIAL, INC.
The Board of Directors recommends you vote FOR the following:					The Board of Directors recommends you vote FOR the following proposal:
		For	Against	Abstain				For	Against	Abstain
1	Election of Directors				2	Advisory (non-binding) vote on executive compensation.		☐	☐	☐
	1a. David P. Bolger	☐	☐	☐
	1b. C. Bryan Daniels	☐	☐	☐	The Board of Directors recommends you vote for ONE YEAR on the following proposal:
	1c. Mitchell Feiger	☐	☐	☐			1 Year	2 Years	3 Years	Abstain
	1d. Sunil Garg	☐	☐	☐	3	Advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one year, every two years, or every three years.	☐	☐	☐	☐
	1e. Charles J. Gries	☐	☐	☐
	1f. James N. Hallene	☐	☐	☐
	1g. Thomas H. Harvey	☐	☐	☐
	1h. Richard J. Holmstrom	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:
	1i. Mark A. Hoppe	☐	☐	☐				For	Against	Abstain
	1j. Karen J. May	☐	☐	☐	4	Ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.		☐	☐	☐
	1k. Renee Togher	☐	☐	☐

	For addresses changes/comments, mark here.			☐
 NOTE:  The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Meeting, a Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2017.  In their discretion, the proxies are authorized to vote on any other business that may come before the Meeting or any adjournment or postponement thereof.

(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [ PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E43184-P05751

MB FINANCIAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 2018

The undersigned hereby appoints Mitchell Feiger, Charles J. Gries and James N. Hallene, and each of them, with full power of substitution, acting by a majority of those present and voting, or if only one is present and voting then that one, to act as attorneys and proxies for the undersigned to vote all shares of common stock of MB Financial, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Meeting"), to be held on Wednesday, May 16, 2018, at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois, at 8:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if present.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR A FREQUENCY OF ONE YEAR (MEANING EVERY YEAR) ON WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION SHOULD BE HELD EVERY ONE YEAR, EVERY TWO YEARS, OR EVERY THREE YEARS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  YOU MAY INSTEAD VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side